SHARE PURCHASE AGREEMENT

AMONG

BRETT SERJEANTSON, KELLY SERJEANTSON, CHRIS MORRISON, LEANNE
MORRISON, GLEN SLOAN, CARYA CUNNINGHAM, MARTIN LYSTER, MICHAEL
GEIST and DAVID NADEAU

as “Preferred Share Holders”

AND

MEDIAMISER LTD. EMPLOYEE TRUST, by its trustees BRETT SERJEANTSON, CHRIS MORRISON and MARTIN LYSTER

AND

MEDIAMISER LTD.
as the “Company”

AND

2426818 ONTARIO INC.
as the “Purchaser”

AND

INNODATA INC.
“Innodata”

Dated as of July 28, 2014

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SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated as of July 28, 2014, and among the parties listed in Schedule 1 (collectively, the “Sellers”), MediaMiser Ltd. (the “Company”) and 2426818 Ontario Inc. (the “Purchaser”).

WITNESSETH:

WHEREAS, the Preferred Share Holders, collectively, own all of the issued and outstanding Preferred Shares;

WHEREAS, the Sellers, collectively, own all of the issued and outstanding Common Shares;

WHEREAS, the Trustees, collectively, for and on behalf of the Trust, own all of the issued and outstanding Special Voting Shares;

WHEREAS, the Key Individuals have significant knowledge and experience with respect to the Company and the MediaMiser Business;

WHEREAS, the Purchaser desires to purchase from the Preferred Share Holders, and the Preferred Share Holders desire to sell to the Purchaser, all of the Preferred Shares;

WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Common Shares; and

WHEREAS, the Purchaser desires to ensure the continued engagement of each of the Key Individuals with the Company.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1
DEFINITIONS

1.1	Definitions.

(a)	“Accounts Receivable” means all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Company and the benefit of all security for such accounts, notes and debts.

(b)	“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the power to, directly or indirectly, direct the management and policies, business or affairs of a Person whether through the ownership of voting securities or otherwise.

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(c)	“Ancillary Agreements” means all agreements, certificates and other instruments delivered by a Person pursuant to this Agreement.

(d)	“Annual Financial Statements” means the audited financial statements of the Company as at and for the fiscal year ended March 31, 2014, consisting of a balance sheet, a statement of operations and deficit and a statement of cash flows, together with the notes thereto and the auditors’ report thereon, a copy of which is attached as Schedule 3.14.

(e)	“Applicable Laws” means, with respect to any Person, any international, national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgement, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(f)	“Applicable Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use, storage, retention, disclosure and transfer of Personal Information in all jurisdictions in which the MediaMiser Business is conducted as determined in accordance with Applicable Laws.

(g)	“Articles” means the articles of incorporation of the Company, as amended, in effect on the Closing Date immediately prior to the completion of the transactions contemplated in this Agreement.

(h)	“ASPE” means Canadian accounting standards for private enterprises as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants.

(i)	“Balance Sheet” means the consolidated balance sheet of the Company as of the Balance Sheet Date set forth on Schedule 3.14.

(j)	“Balance Sheet Date” means March 31, 2014.

(k)	“Base Indemnity Cap” means 30% of the Base Purchase Price plus 30% of the Earnout Amount.

(l)	“Base Purchase Price” means the amount of $5,782,000.

(m)	“Benefit Arrangement” means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

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(n)	“Business Day” means a day on which banks are open for business in the City of Ottawa, but does not include a Saturday, Sunday or a statutory holiday in the Province of Ontario.

(o)	“Bylaws” means all of the bylaws of the Company in effect on the Closing Date.

(p)	“Closing Date” means the date of the Closing.

(q)	“Closing Indebtedness” means all Indebtedness for Borrowed Money as of the Closing Date, other than Permitted Debt.

(r)	“Commercialize” means directly or indirectly to make and have made (including purchasing, licensing or otherwise acquiring products, services, Software, Technology or components thereof or establishing facilities used in making or having made any product, service, Software or Technology or components thereof), use, copy, reproduce, modify, create derivative works of, sell, import, export, offer for sale, license, market, distribute, perform, publish, disclose, practice any method or process claimed in any patent, benefit from or exploit any Intellectual Property Rights worldwide in any manner whatsoever and grant sublicenses (and permit the granting of sublicenses) to do any or all of the foregoing.

(s)	“Common Shares” means common shares in the capital of the Company as constituted on the Closing Date having the attributes described in the Articles.

(t)	“Company IP” means the Owned IP and the Licensed IP including, without limitation, the Core Technology.

(u)	“Company IT Infrastructure” means the computers, servers, networking equipment and other hardware devices owned or leased by the Company prior to the Closing Date and which are used in the MediaMiser Business.

(v)	“Company’s Expenses” means, collectively

(i)	the Company’s Transaction Expenses;

(ii)	the amount of any accrued bonuses, accrued payroll, accrued vacation, accrued sick pay, and other related employee expenses, whether made in the ordinary course or otherwise, to the extent such amounts are contractually or legally accelerated, increased or otherwise affected by the completion of the transactions contemplated hereunder, regardless of whether the employment of the employees to which such expenses relate will be terminated in connection with the transactions contemplated hereunder;

(iii)	the amount of any change of control, golden parachute, or similar payments (including severance payments) made or to be made to employees of the Company that are contractually or legally triggered by a change of control transaction or that are made at the discretion of the Company, regardless of whether the employment of such employees will be terminated in connection with the transactions contemplated hereunder, including the bonus payments; and

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(iv)	the amount of any change of control fees, termination fees or similar payments owed by the Company to customers, suppliers, landlords, lenders or other Persons arising in connection with pursuing or consummating the transactions contemplated hereunder, other than any such fees that are Indebtedness for Borrower Money or Permitted Debt.

(w)	“Conversion Factor” means the spot rate as reported by the Bank of Canada at 12:00 noon on the Business Day immediately preceding the date of the relevant purchase of United States dollars with Canadian dollars.

(x)	“Core Software” means all Software comprising Core Technology.

(y)	“Core Technology” means all material Technology (excluding Licensed IP) relating to the products developed or Commercialized in the course of the MediaMiser Business including, without limitation, the products listed in Schedule 1.1(y), including all versions thereof.

(z)	“Doubtful Account” means an account that, in the opinion of the Key Individuals acting reasonably and based upon the ordinary course of the MediaMiser Business consistent with past practices, is unlikely to be collectible.

(aa)	“Earnout Measurement Date” means March 31, 2017.

(bb)	“Earnout Payment Date” means May 30, 2017 or such earlier date as the Purchaser determines.

(cc)	“Earnout Period” means the annual fiscal period ending on the Earnout Measurement Date.

(dd)	“Earnout Recipients” means, collectively, the Sellers in their capacity as the Persons entitled to receive the Earnout Amount, if any.

(ee)	“EBITDA” means the earnings of the MediaMiser Business, determined in accordance with US GAAP before deductions for interest, income taxes, depreciation and amortization provided that for purposes of this Agreement: (i) no amounts comprising termination pay and severance pay relating to the termination of the employment of any Key Individual without Cause (as defined in the applicable employment agreement) that occurs prior to April 1, 2017 shall be included in the determination of EBITDA; and (ii) if the employment of any Key Individual is terminated for Cause (which shall be subject to a final non-appealable decision of a court of competent jurisdiction) the costs related to such termination shall be included in the determination of EBITDA.

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(ff)	“Environmental Law” means any Applicable Law relating to the environment, including those pertaining to:

(i)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances; and

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

(gg)	“Existing Shareholders’ Agreement” means the shareholders’ agreement of the Company dated November 15, 2011 among the Company and its shareholders.

(hh)	“Governmental Authority” means any federal, provincial, state, regional, territorial, municipal, county, district, local or other governmental, administrative or regulatory authority or agency, including any ministry, department or other subdivision thereof.

(ii)	“Gross Revenue” means, during the Earnout Period, gross revenue of the MediaMiser Business, which is gross revenue calculated in accordance with US GAAP which, for certainty, excludes any pass-through or reimbursable amounts for products or services sold (such as travel expenses, freight charges, purchased materials, taxes, duties, administrative charges or other charges or expenses).

(jj)	“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

(kk)	“Indebtedness for Borrowed Money” means, without duplication, any of the following Liabilities of the Company, whether secured (with or without recourse) or unsecured, contingent or otherwise: (i) all Liabilities for borrowed money; (ii) all Liabilities evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations under acceptance, letter of credit or similar facilities; (iv) all indebtedness of other Persons referred to above, guaranteed directly or indirectly in any manner by the Company; and (v) any fees (including change of control fees, prepayment fees or other fees) associated with the foregoing.

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(a)	“Innodata” means Innodata Inc.

(b)	“Innodata Shares” means shares of common stock of Innodata.

(c)	“Intellectual Property Rights” means:

(i)	any and all worldwide proprietary rights provided under (A) patent law (including patent applications and patentable subject matter), (B) copyright law (including copyrightable subject matter, look and feel and mask works), (C) trade-mark law (including service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin together with the goodwill), (D) design patent or industrial design law, (E) semi-conductor chip or mask work law, or (F) any other applicable statutory provision or common law principle relating to know-how, trade secrets, brands, works of authorship, media content, ideas, formulae, algorithms, concepts, inventions, works, discoveries, methods, processes, techniques, data, or the expression or use thereof in each case for this item (F) to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing, and

(ii)	any and all applications, registrations or any other evidence of a right in any of the foregoing.

(d)	“Key Individuals” means, collectively, Brett Serjeantson, Chris Morrison, Martin Lyster and David Nadeau.

(e)	“Knowledge of the Company” means actual knowledge, after due, reasonable and diligent inquiry, that any of the Key Individuals possesses.

(f)	“Leased Real Properties” means the immovable property, lands, buildings and premises used in connection with the MediaMiser Business which are leased, subleased or with respect to which a right to use or occupy has been granted to the Company.

(g)	“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to, any liability for Taxes.

(h)	“Licensed IP” means all Technology and Intellectual Property Rights, other than Owned IP, that are either used in the MediaMiser Business or licensed to the Company, including, where such rights are granted to the Company pursuant to a license agreement, the rights to cure, modify, market, distribute, copy, use, display, import, make, sublicense, transfer, assign, sell and support the same, to the extent set forth in such license agreement for each such Technology and Intellectual Property Right.

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(i)	“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, encroachment, claim, lease, right of possession, other defect in title or lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Personal Property Security Act (Ontario) or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favour of another Person.

(j)	“Market Price” means, on any given date, the volume weighted average trading price of the Innodata Shares on NASDAQ during the 10 consecutive trading days, on which there was a closing price, ending immediately prior to such date; provided, that, if the Innodata Shares are not listed on NASDAQ, reference shall be made for the purpose of the above calculation to the principal securities exchange or market on which the Innodata Shares are then listed or quoted or if no such prices are available “Market Price” shall be such value of the Innodata Shares as determined by an independent valuator agreed to by Innodata and the Seller’s Representative for the purpose of determining such value.

(k)	“Material Adverse Change” means, individually or in the aggregate (i) a material adverse change in the business, assets, financial condition, operations results of operations or prospects of the MediaMiser Business (including the right and capacity of the Company to carry on the MediaMiser Business), the Company or the Commercialization of the Company IP, Core Software or Core Technology; or (ii) any event, change or effect that could prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise prevents the Company from performing its obligations hereunder.

(l)	“Material Adverse Effect” means, individually or in the aggregate (i) a material adverse effect on the business, assets, financial condition, operations, results of operations or prospects of the MediaMiser Business (including the right and capacity of the Company to carry on the MediaMiser Business), the Company or the Commercialization of the Company IP, Core Software or Core Technology; or (ii) any event, change or effect that could prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise prevents the Company from performing its obligations hereunder.

(m)	“MediaMiser Business” means the business of the Company as currently conducted or as proposed to be conducted or as conducted in the future while any provision of this Agreement remains in force, including without limitation the development and worldwide Commercialization of the Owned IP.

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(n)	“Maximum Earnout Amount” means the sum of $5,000,000.00.

(o)	“Net Working Capital” means, at any point in time, with respect to the Company: (i) the amount of the total Current Assets of the Company, excluding cash; less (ii) the amount of the total Current Liabilities of the Company, as determined in accordance with Schedule 1.1(o).

(p)	“Open Source Materials” means any software or other technology or content (“Materials”) (i) that are distributed as “free software”, “open source software” or under a similar licensing or distribution model (including any of the licenses listed at http://www.opensource.org/licenses), or (ii) that contain, or are derived in any manner (in whole or in part) from, any third-party Materials that are distributed pursuant to any license that requires, as a condition of use, modification and/or distribution of such Materials, that Materials incorporated into, derived from, or distributed with such Materials (“Derivative Materials”) be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making modifications or derivate works; (C) reproduced and/or redistributed at no or minimal charge; (D) permitted to be reverse engineered; (E) used only for non-commercial purposes; or (F) distributed pursuant to specified license terms or accompanied by specified notices (including terms regarding limitations of liability, attribution, and/or ownership of incorporated materials).

(q)	“Owned IP” means all Technology that is owned by the Company, together with all Intellectual Property Rights therein.

(r)	“Parties” means the Purchaser, the Sellers, the Company and the Sellers’ Representative and any other Person that may become a party to this Agreement, and “Party” means any one of them.

(s)	“Permitted Debt” means indebtedness of the Company under capital leases up to a maximum of $45,000.

(t)	“Permitted Liens” means Liens in respect of Permitted Debt.

(u)	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(v)	“Personal Information” means information about an identifiable individual as defined or deemed as such pursuant to any Applicable Privacy Laws, but excluding any such information that is excluded by Applicable Privacy Laws, that is transferred to, collected or compiled by, or otherwise under the control or custody of, the Company.

(w)	“Preferred Share Holders” means the holders of Preferred Shares as set forth in Schedule 1.

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(x)	“Preferred Shares” means the preferred shares in the capital of the Company as constituted on the Closing Date having the attributes described in the Articles.

(y)	“Pro Rata Portion” means, with respect to each Preferred Share Holder, a quotient: (i) the numerator of which is the number of issued and outstanding Preferred Shares owned by such Preferred Share Holder as of the Closing; and (ii) the denominator of which is the total number of Preferred Shares issued and outstanding immediately prior to the Closing.

(z)	“Purchased Shares” means, collectively, the Preferred Shares and the Common Shares.

(aa)	“Reciprocal Requirements” means a requirement that Technology be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making modifications or derivative works; (iii) reproduced or redistributed at no or minimal charge; (iv) permitted to be reverse engineered; (v) used only for non-commercial purposes; or (vi) otherwise distributed on terms that impair the Company’s rights to use and exploit, including to Commercialize, the Company IP.

(bb)	“Records” means all books and records relating to the Company and the MediaMiser Business, including, technical, business and financial books and records, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales and purchases, supplier lists, price lists, catalogues, sales and promotional materials, correspondence, mailing lists, purchasing materials and records, manufacturing and quality control records, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic (including stored or computer-related or other electronic media or computer printout form));

(cc)	“Registered IP” means all Owned IP that has been the subject of an application, registration or similar filing by the Company with any governmental or quasi-governmental entity, including any patent or patent applications, registered copyrights, registered or applied for trade-marks and domain names.

(dd)	“Related Party” means, for the purposes of this Agreement, (i) any Preferred Share Holder, (ii) any officer, director, employee, associate or Affiliate of the Company; (iii) any Person not dealing with the Company at arm’s length; or (iv) any relative or any entity that is an associate or Affiliate of any of the foregoing.

(ee)	“Related Party Debt” means all indebtedness and payment obligations of any kind (whether for money borrowed, guarantees, intercompany indebtedness, extension of credit or otherwise) of the Company owing to or for the benefit of any Related Party together with any related obligations including, without limitation, any Liens.

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(ff)	“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

(gg)	“Sellers’ Counsel” means LaBarge Weinstein LLP.

(hh)	“Sellers’ Representative” means Martin Lyster.

(ii)	“Shares” means all of the issued and outstanding shares in the capital of the Company as of the Closing Date.

(jj)	“Software” means any computer program, operating system, applications system, database, firmware, software or rights thereto of any nature, whether operational, under development or inactive, including all object code, source code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, technical manuals, user manuals and other documentation, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory, device, paper or other media of any nature.

(kk)	“Source Code” means the human-readable form of a computer instruction, including related system documentation, applicable comments and procedural codes such as job control language and test system script.

(ll)	“Source Materials” means, in relation to items of Software, supporting materials that would enable a reasonably skilled programmer to compile, debug and support and/or make improvements to such Software in a commercially reasonable manner including (i) any Source Code related thereto, reasonably annotated, (ii) technical and system documentation including detailed design, functional, operational, and technical documentation, flow charts, diagrams, file layouts, report layouts, screen layouts, business rules, data and database models and structures, working papers and reasonably related notes and memoranda in electronic or written format, procedures, automations and quality control methods, which were made or obtained in relation to the design and development of such Software and compilation instructions related to such Software, (iii) a listing by name, version and vendor of relevant third Persons’ compilers, utilities and other Software that are necessary for normal operation of such Software to which the Source Materials relate including sufficient information to procure a license from such vendors, (iv) a reasonably detailed listing of relevant equipment and information necessary for normal operation of such Software, and (v) all other information reasonably necessary to rebuild, install, and otherwise implement such Software in the context of the applicable system(s) including, without limitation, all relevant tools, programs, files, encryptions keys, make files, installation instructions, systems settings, and database settings.

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(mm)	“Special Indemnity Cap” means 50% of the Base Purchase Price plus 75% of the Earnout Amount.

(nn)	“Special Voting Shares” means the special voting shares in the capital of the Company as constituted on the Closing Date having the attributes described in the Articles.

(oo)	“Tax” (and, with correlative meaning, “Taxes”) means (i) all federal, provincial, state, local, foreign or other taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever that are similar in nature to taxes imposed by any Tax Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, imposed by any Tax Authority, including, but not limited to, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, ad valorem, use, value-added, excise, stamp, withholding, business, franchising, property (both real and personal), payroll, employee withholding, employment, occupation, health, social service, environmental, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and taxes, all unemployment or employment insurance, workers’ compensation, health insurance, government pension plan premiums and other obligations of the same or of a similar nature of any of the foregoing, which the Company is required to pay, withhold or collect, (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

(pp)	“Tax Act” means the Income Tax Act (Canada).

(qq)	“Tax Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.

(rr)	“Tax Receivables” means any Tax refunds from any Government Authority or investment tax credits, including input taxes receivable, sales taxes receivable, scientific research and experimental development (SRED) credits, and income tax refunds or overpayments, which have accrued and are due and receivable as of the Closing Date (assuming the filing of applicable Tax Returns prior to, on or following the Closing Date).

(a)	“Tax Returns” means all returns, declarations, reports, claims for Tax Receivables, forms, designations, estimates, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

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(b)	“Technology” means technology and information of whatever nature or kind, in all cases whether or not subject to any Intellectual Property Rights and whether or not fixed in any medium or reduced to practice, including Software, Source Code, Source Materials, inventions, formulae, product formulations, processes and processing methods, technology and techniques, studies, findings, algorithms, instructions, guides, manuals and designs.

(c)	“Transaction Expenses” means costs and expenses incurred by a Party in connection with this Agreement, including expenses of its representatives incurred at any time in connection with pursuing or consummating the transactions contemplated hereby, including, without limitation, any investment banking, broker or finder fees or commissions.

(d)	“Trust” means MediaMiser Ltd. Employee Trust, of which the Trustees are the sole trustees.

(e)	“Trustees” means, collectively, Brett Serjeantson, Chris Morrison and Martin Lyster as trustees for the Trust.

(f)	“US Dollar Equivalent” means in respect of any amount referred to in this Agreement payable in Canadian dollars, such amount multiplied by the Conversion Factor.

(g)	“US GAAP” means accounting principles generally accepted in the United States applied on a consistent basis.

(h)	“U.S. Securities Act” means the Securities Act of 1933, as amended.

In addition to the foregoing, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adjustment Amount	2.4
Agreement	1.1(i)
ASPE	3.28
Claim	9.5
Closing	2.6
Closing Balance Sheet	2.4
Company	Preamble
Company Products	3.82
Compatible Platforms	3.82
Consideration Shares	2.5
Derivative Materials	1.1(p)
Developers	3.64

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Direct Claim	9.5
Draft Closing Balance Sheet	2.4
Earnout Amount	2.3
Earnout Amount Baseline	2.3
Earnout Statement	2.3
Encryption Functionality	3.129
Estimated Closing Net Working Capital	2.4
Final Closing Balance Sheet	2.4
First Anniversary Payment	2.2
First Share Payment Date	2.2
Indemnified Party	9.2
Indemnifying Party	9.2
Indemnity Threshold	9.9
Institute	11.17
Losses	9.2
Material Contracts	3.28
Materials	1.1(p)
Permit	3.37
Purchase Price	2.2
Purchaser	Preamble
Third Party	9.8
Third Party Claim	9.5
Second Anniversary Payment	2.2
Second Share Payment Date	2.2
Sellers	Preamble
Upfront Payment	2.2

(i)	In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(i)	“Agreement” means this Agreement as from time to time supplemented or amended as provided herein;

(ii)	a reference to an Article or a Section is to an Article or a Section of this Agreement;

(iii)	headings and names of the Schedules are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or the Schedules or any part thereof;

(iv)	the word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope;

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(v)	an accounting term not otherwise defined herein has the meaning assigned to it, and, unless otherwise indicated, every calculation to be made hereunder is to be made, in accordance with ASPE or US GAAP, as applicable, applied on a consistent basis;

(vi)	unless otherwise indicated, a reference to currency means currency of Canada;

(vii)	a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations;

(viii)	where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day. Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day. Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day. If the last day of a time period is not a Business Day, the time period shall end on the next Business Day;

(ix)	a reference to a Person includes any successor to that Person;

(x)	a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa;

(xi)	a reference to “received” or “obtained” means being received or obtained by any method whatsoever, including by written or oral means; and

(xii)	a reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

1.2	Schedules.

The following are the Schedules to this Agreement:

Schedule 1	-	Sellers
Schedule 1.1(o)	-	Net Working Capital Principles
Schedule 1.1(y)	-	Core Technology
Schedule 2.3(b)	-	Earnout Principles
Schedule 3.5	-	Governmental Consents
Schedule 3.6	-	Contractual Consents
Schedule 3.10	-	Authorized and Issued Capital
Schedule 3.14	-	Annual Financial Statements
Schedule 3.15	-	Liabilities not listed on Annual Financial Statements
Schedule 3.18	-	Changes since Balance Sheet Date

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Schedule 3.19	-	Property and Assets
Schedule 3.22	-	Indebtedness for Borrowed Money
Schedule 3.24	-	Accounts Receivable Exception
Schedule 3.25	-	Litigation and Suits
Schedule 3.27	-	Agreements Restricting Business
Schedule 3.28	-	Material Contracts
Schedule 3.29	-	Material Contract Negotiations
Schedule 3.35	-	Insurance Policies and Fidelity Bonds
Schedule 3.37	-	Permits
Schedule 3.38	-	Defaults
Schedule 3.39	-	Broker, etc.
Schedule 3.41	-	Cancelled or Terminated Contracts
Schedule 3.42	-	Registered IP, etc.
Schedule 3.43	-	Patents
Schedule 3.49	-	Licensed IP
Schedule 3.50	-	Exclusive Licensed IP
Schedule 3.52	-	Licensed IP Royalty
Schedule 3.53	-	Third Party Consents for Licensed IP
Schedule 3.56	-	Abandoned IP
Schedule 3.59	-	Custom Software
Schedule 3.63	-	Offers to License
Schedule 3.64	-	Developers Exceptions
Schedule 3.65	-	Developers Details
Schedule 3.67	-	Source Code Access
Schedule 3.68	-	Source Code Location
Schedule 3.69	-	Source Code Access Obligations
Schedule 3.70	-	Distributors
Schedule 3.71	-	Other Licenses, Custom and Maintenance Agreements
Schedule 3.72	-	Errors and Defects
Schedule 3.75	-	Open Source
Schedule 3.78	-	Rights in Company IP
Schedule 3.79	-	Future Support
Schedule 3.80	-	Mandatory Future Enhancements
Schedule 3.81	-	OEM Kit/Toolkit
Schedule 3.82	-	Compatible Platforms
Schedule 3.84	-	Funding
Schedule 3.85	-	Availability of Core Technology
Schedule 3.86	-	Paid and Unpaid Content
Schedule 3.87	-	Privacy
Schedule 3.88	-	Taxes
Schedule 3.89	-	Payment of Taxes
Schedule 3.100	-	Collection of Taxes
Schedule 3.106	-	SRED Claims
Schedule 3.107	-	Employees
Schedule 3.108	-	Benefit Arrangements
Schedule 3.120	-	Employees on Disability or Other Leave

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Schedule 3.126	-	Leased Real Properties
Schedule 3.135	-	Bank Accounts
Schedule 7.4	-	Disaster Recovery Infrastructure
Schedule 9.9	-	Proportionate Amount

1.3	Exhibits.

The following are Exhibits to this Agreement:

Exhibit A	-	Form of Shareholders’ Agreement
Exhibit B	-	Form of Opinion of Sellers’ Counsel
Exhibit C	-	Form of Officer’s Certificate
Exhibit D	-	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	-	Form of Release and Indemnity
Exhibit F	-	Form of Employment Agreement

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale. Upon the terms and subject to the conditions of this Agreement: (i) the Purchaser agrees to purchase from the Preferred Share Holders, and the Preferred Share Holders agree to sell, transfer, assign and deliver to the Purchaser at Closing, free and clear of all Liens, all of the Preferred Shares; and (ii) the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, assign and deliver to the Purchaser at Closing, free and clear of all Liens, all of the Common Shares.

2.2	Purchase Price.

(a)	The aggregate purchase price for the Preferred Shares to be paid or payable by the Purchaser to the Preferred Share Holders after deduction of the amounts set forth in Section 2.2(d)(iii), (iv) and (v) (the “Purchase Price”) shall be $2,362,842.37, subject to adjustment as provided herein, and shall be paid and satisfied as follows:

(i)	the sum of $980,842.37 in cash (the “Upfront Payment”) shall be paid to the Seller’s Counsel, for the benefit of the Preferred Share Holders, at the Closing to be allocated to the Preferred Share Holders in the amounts set forth opposite their names in Schedule 1;

(ii)	subject to Section 2.2(b), Section 2.2(c) and Section 9.10, the issuance to the Preferred Share Holders on July 28, 2015 (the “First Share Payment Date”) of such number of Innodata Shares (rounded down to the nearest whole number) having an aggregate Market Price on the First Share Payment Date equal to the US Dollar Equivalent of $632,000 (the “First Anniversary Payment”) to be allocated to the Preferred Share Holders in the proportions set forth opposite their names in Schedule 1; and

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(iii)	subject to Section 2.2(b) and Section 9.10 the issuance to the Preferred Share Holders on July 28, 2016 (the “Second Share Payment Date”) of such number of Innodata Shares (rounded down to the nearest whole number) having an aggregate Market Price on the Second Share Payment Date equal to the US Dollar Equivalent of $750,000 (the “Second Anniversary Payment”) to be allocated to the Preferred Share Holders in the proportions set forth opposite their names in Schedule 1.

(b)	Notwithstanding Section 2.2(a)(ii) and Section 2.2(a)(iii), the Purchaser may, at its sole option, elect to satisfy one or both of the First Anniversary Payment and the Second Anniversary Payment in cash payable in either Canadian or United States dollars as the Purchaser may determine.

(c)	The Purchaser and the Preferred Share Holders acknowledge and agree that the amount of the First Anniversary Payment shall be reduced by the amount by which the actual cost for the disaster recovery measures referred to in Section 7.4 exceeds $50,000 and shall be increased by the amount by which the actual cost of the disaster recovery measures referred to in Section 7.4 is less than $50,000.

(d)	The Purchaser and the Preferred Share Holders acknowledge and agree that the Upfront Payment equals the Base Purchase Price minus: (i) the amount of the First Anniversary Payment; (ii) the amount of the Second Anniversary Payment; (iii) Closing Indebtedness in the amount of $1,844,969.95 as set forth in the Closing Indebtedness Certificate, which shall be repaid promptly following the Closing in accordance with Section 7.1; (iv) the Company’s Expenses in the amount of $645,900 as set forth in the Expenses Certificate; and (v) the amount by which the Estimated Closing Net Working Capital is less than $0, being $928,287.68.

2.3	Supplemental Purchase Price – Earnout.

(a)	In consideration for the purchase by the Purchaser of the Common Shares, the Purchaser shall pay, or cause to be paid, to the Earnout Recipients in the manner set forth in Section 2.3(e) and subject to Section 9.11, an amount (the “Earnout Amount”), based on the thresholds set forth below, in the event that: (i) Gross Revenue for the Earnout Period exceeds $6,000,000; and (ii) EBITDA for the Earnout Period equals not less than 10% of Gross Revenue for the Earnout Period. The Earnout Amount shall be calculated as follows:

(i)	If Gross Revenue during the Earnout Period is less than $6,000,000 and EBITDA for the Earnout Period equals less than 10% of Gross Revenue for the Earnout Period, the Earnout Amount will be $0.

(ii)	If Gross Revenue during the Earnout Period is less than $6,000,000 and EBITDA for the Earnout Period equals 10% or more of Gross Revenue for the Earnout Period, the Earnout Amount will be $0.

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(iii)	If Gross Revenue during the Earnout Period is more than $6,000,000 and EBITDA for the Earnout Period equals less than 10% of Gross Revenue for the Earnout Period, the Earnout Amount will be $0.

(iv)	If Gross Revenue during the Earnout Period is more than $6,000,000 and EBITDA for the Earnout Period equals 10% or more of Gross Revenue for the Earnout Period, the Earnout Amount will equal $2,500,000 (the “Earnout Amount Baseline”) plus 75% of the amount by which Gross Revenue exceeds the Earnout Amount Baseline, subject to a maximum amount equal to the Maximum Earnout Amount.

(b)	Gross Revenue and EBITDA will be determined by the Purchaser based on audited financial statements relating to the MediaMiser Business for the Earnout Period, such statements to be prepared by the Purchaser in accordance with US GAAP, and in accordance with the principles set forth in Schedule 2.3(b). The Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative, no later than twenty (20) Business Days following the end of the Earnout Period, a statement of Gross Revenue and EBITDA for the Earnout Period, together with supporting documents and a calculation of the Earnout Amount (the “Earnout Statement”). The Purchaser shall provide access, upon reasonable request, to the Sellers’ Representative and his representatives to all working papers and Records relating to the Company and the MediaMiser Business and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Earnout Statement. The Purchaser and the Sellers’ Representative shall each bear the fees and expenses of their respective personnel or representatives in preparing or reviewing, as applicable, the Earnout Statement. The Earnout Statement prepared and delivered as aforesaid shall be final and binding upon the Earnout Recipients and the Purchaser for all purposes hereof, absent manifest error, unless the Sellers’ Representative notifies the Purchaser in writing that it in good faith disputes the Earnout Statement within fifteen (15) Business Days after receipt thereof. Such notice of dispute shall set out in reasonable detail the basis for the Sellers’ Representative’s dispute.

(c)	In the event that the Sellers’ Representative disputes the Earnout Statement, the Sellers’ Representative and the Purchaser will work expeditiously and in good faith in an attempt to resolve any such dispute within a further period of twenty (20) Business Days after the date of notification by the Sellers’ Representative to the Purchaser of such dispute, failing which such dispute shall be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Sellers’ Representative and the Purchaser (and, failing such agreement between the Sellers’ Representative and the Purchaser within a further period of five (5) Business Days, such independent firm of chartered accountants shall be Ernst & Young LLP). The determination of the independent firm of chartered accountants shall set out in reasonable detail the calculations and factors considered in reaching its determination and shall be final and binding upon the Earnout Recipients and the Purchaser and not subject to appeal. The independent firm of chartered accountants shall be deemed to be acting as experts and not as arbitrators and shall only consider the issues in dispute placed before it. The costs and expenses of such independent firm of chartered accountants shall be borne equally by the Sellers’ Representative and the Purchaser. The Sellers’ Representative and the Purchaser shall each bear their own costs and expenses in presenting their cases to such independent firm of chartered accountants.

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(d)	Following the resolution of any dispute in accordance with Section 2.3(c), the Purchaser shall forthwith deliver to Sellers’ Representative an amended (if applicable) and final Earnout Statement and such Earnout Statement shall be final and binding upon the Earnout Recipients and the Purchaser, absent manifest error.

(e)	The Earnout Amount, if any, will be payable in cash, provided that the Purchaser shall have the option, in its sole discretion, to arrange for the payment of up to 70% of the Earnout Amount in Innodata Shares. If the Purchaser elects to satisfy any portion of the Earnout Amount with Innodata Shares, the number of Innodata Shares to be delivered to the Earnout Recipients shall be such number of Innodata Shares having an aggregate Market Price on the last day of the Earnout Period equal to the US Dollar Equivalent of the Canadian dollar amount of the Earnout Amount that would otherwise have been payable in cash. The Earnout Amount, if any, shall be paid on the Earnout Payment Date and any cash payment comprising the Earnout Amount shall be paid by certified cheque or bank draft or other means of immediately available funds.

(f)	Under no circumstances shall the Earnout Amount exceed the Maximum Earnout Amount.

2.4	Post-Closing Adjustments to Purchase Price.

(a)	At the Closing, the Sellers shall provide the Purchaser with a draft closing balance sheet (the “Draft Closing Balance Sheet”) of the Company prepared as of the Closing Date together with an estimate of Net Working Capital as of the Closing Date (the “Estimated Closing Net Working Capital”). The Draft Closing Balance Sheet shall be prepared in accordance with ASPE applied on a basis consistent with the preparation of the Annual Financial Statements.

(b)	Within 90 days following the Closing Date (or such other date as is mutually agreed to by the Sellers’ Representative and the Purchaser in writing), the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative a closing balance sheet (the “Closing Balance Sheet”) of the Company prepared as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with US GAAP applied on a basis consistent with the preparation of the Annual Financial Statements.

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(c)	The Purchaser shall provide sufficient access, upon every reasonable request, to the Sellers’ Representative and its representatives to all work papers of the Purchaser, accounting books and Records relating to the Company and the MediaMiser Business and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Closing Balance Sheet and the Sellers’ Representative and the Purchaser shall otherwise fully cooperate with each other in the preparation of the Closing Balance Sheet. The Sellers’ Representative and the Purchaser shall each bear the fees and expenses of their respective personnel and representatives in preparing or reviewing, as applicable, the Closing Balance Sheet.

(d)	In preparing the Closing Balance Sheet it is understood that the Purchaser may, with notice to the Sellers’ Representative, choose to undertake certain specified procedures to verify the accuracy and completeness of the accounts of the Company and the Sellers’ Representative may choose to review or, to the extent practical, participate in this process, including: (i) an analysis of the Accounts Receivable and the sufficiency of the provisions for Doubtful Accounts; and (ii) an analysis of the invoices and claims received following the Closing Date to assess the adequacy of accounts payables and accruals made as at the Closing Date.

(e)	The Closing Balance Sheet prepared and delivered as aforesaid shall be final and binding upon the Parties for all purposes hereof, absent manifest error, unless the Sellers’ Representative notifies the Purchaser in writing that it in good faith disputes the Closing Balance Sheet within fifteen (15) Business Days after receipt thereof. Such notice of dispute shall set out in reasonable detail the basis for the Sellers’ Representative’s dispute as well as the amount in dispute and reasonable details of the calculation of such amount.

(f)	In the event that the Sellers’ Representative disputes the Closing Balance Sheet, the Purchaser and the Sellers’ Representative will work expeditiously and in good faith in an attempt to resolve any such dispute within a further period of twenty (20) Business Days after the date of notification by the Sellers’ Representative to the Purchaser of such dispute, failing which such dispute shall be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Sellers’ Representative and the Purchaser (and, failing such agreement between the Sellers’ Representative and the Purchaser within a further period of five (5) Business Days, such independent firm of chartered accountants shall be Ernst & Young LLP). The determination of the independent firm of chartered accountants shall set out in reasonable detail the calculations and factors considered in reaching its determination and shall be final and binding upon the Parties and not subject to appeal. The independent firm of chartered accountants shall be deemed to be acting as experts and not as arbitrators and shall only consider the issues in dispute placed before it. The costs and expenses of such independent firm of chartered accountants shall be borne equally by the Sellers’ Representative and the Purchaser. The Sellers’ Representative and the Purchaser shall each bear their own costs and expenses in presenting their cases to such independent firm of chartered accountants.

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(g)	Following the fifteen (15) Business Day period referred to in Subsection 2.4(e) or the resolution of any dispute in accordance with Section 2.4(f), as the case may be, the Purchaser shall forthwith deliver to the Sellers’ Representative the final closing balance sheet (the “Final Closing Balance Sheet”) and such Final Closing Balance Sheet shall be final and binding upon the Parties, absent manifest error.

(h)	Based on the Final Closing Balance Sheet: (a) if Net Working Capital on the Closing Date is greater than the Estimated Closing Net Working Capital, the Purchaser shall pay to the Sellers’ Representative, by bank draft, certified cheque or other means of immediately available funds within five (5) Business Days after receipt of the Final Closing Balance Sheet, the Adjustment Amount (such payment amount to be apportioned by the Sellers’ Representative as between the Preferred Share Holders according to their respective Pro Rata Portion) and such payment by the Purchaser shall constitute an increase in the Purchase Price and shall be deemed to be an increase in the Upfront Payment; or (b) if Net Working Capital on the Closing Date is less than the Estimated Closing Net Working Capital, the First Anniversary Payment shall be reduced by an amount equal to the Adjustment Amount (such reduction to be apportioned among the Preferred Share Holders according to their respective Pro Rata Portion). For the purposes hereof, “Adjustment Amount” means the amount by which Net Working Capital as determined from the Final Closing Balance Sheet is greater than or less than, as applicable, the Estimated Closing Net Working Capital.

(i)	In the event that any outstanding receivable is deemed to be a Doubtful Account for Final Closing Balance Sheet purposes and such receivable is subsequently collected within six (6) months following the Closing Date, in whole or in part, the Purchaser shall pay to the Sellers’ Representative, by bank draft, certified cheque or other means of immediately available funds within thirty (30) days after receipt of payment in respect of such receivable, the amount so collected (such payment amount to be apportioned by the Sellers’ Representative as between the Preferred Share Holders according to their respective Pro Rata Portion) and such payment by the Purchaser shall constitute an increase in the Purchase Price and shall be deemed to be an increase in the Upfront Payment.

(j)	The determination and adjustment with respect to the Adjustment Amount in accordance with the provisions of this Section 2.4 shall not limit or affect any other rights or causes of action either the Purchaser or the Preferred Share Holders may have hereunder with respect to the representations, warranties, covenants and indemnities in its favour contained herein.

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2.5	Innodata Shares.

(a)	Under current law, an exemption from registration under the U.S. Securities Act will be available for the resale of any Innodata Shares by the Sellers that are issued in respect of the First Anniversary Payment, the Second Anniversary Payment or the Earnout Amount (the “Consideration Shares”). Innodata shall promptly take any action to ensure that its Transfer Agent is instructed to remove any legends restricting the resale of the Consideration Shares as permitted under Applicable Law. If for any reason this exemption from registration is in the opinion of counsel to Innodata not available in respect of such issuance, Innodata shall use its best efforts to effect and maintain registration of the Consideration Shares, in which case the out-of-pocket costs and expenses relating to such registration shall be to the account of the holders of the Consideration Shares provided that if the failure of such exemption from registration to be available is as a result of an action or inaction of Innodata, such out-of-pocket costs and expenses shall be to the account of Innodata.

(b)	Each Seller acknowledges that, until such time as in the opinion of counsel to Innodata the Sellers may sell the Consideration Shares freely and without restriction under the U.S. Securities Act, the Consideration Shares shall be held for investment without a view to distribution and certificates representing Consideration Shares will bear a legend in substantially the following form, and the sale of the Consideration Shares shall be restricted as provided in the legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY IF REGISTERED UNDER THE ACT OR IF IN THE OPINION OF COUNSEL TO INNODATA THERE IS AVAILABLE UNDER THE ACT AN EXEMPTION FROM THE REQUIREMENT TO REGISTER SUCH SECURITIES.

(c)	Each Seller acknowledges that there are substantial risks involved in receiving payments in Consideration Shares.

(d)	Each Seller confirms that such Seller: (i) is familiar with Innodata; (ii) has been given the opportunity to ask questions of the officers and directors of Innodata and to obtain (and has received to such Seller’s satisfaction) such information about the business and financial condition of Innodata as reasonably requested; and (iii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in Innodata.

2.6	Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Shares hereunder shall take place on July 28, 2014 at 10:00 a.m. Eastern Daylight Time, at the offices of the Sellers’ Counsel, or at such other time or place as the Purchaser and the Sellers may agree. At the Closing:

(a)	each of the Preferred Share Holders shall deliver to the Purchaser all certificates representing all of the Preferred Shares duly endorsed for transfer to the Purchaser and the Preferred Share Holders shall deliver all other documents required of the Preferred Share Holders pursuant to this Agreement;

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(b)	each of the Sellers shall deliver to the Purchaser all certificates representing all of the Common Shares duly endorsed for transfer to the Purchaser and the Sellers shall deliver all other documents required of the Sellers pursuant to this Agreement;

(c)	the Purchaser shall pay the Upfront Payment as set forth in Section 2.2; and

(d)	the Parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement.

2.7	Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to such Taxes and fees.

Article 3
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company hereby represents and warrants to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereunder that:

Authorization, Execution and Approvals

3.1	The Company is duly incorporated and in good standing under the laws of the Province of Ontario and has all requisite corporate power and capacity to own and operate its properties and assets and to carry on the MediaMiser Business.

3.2	The Company is duly qualified, licensed or registered to do business, including the MediaMiser Business, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification, license or registration necessary, except where such failure to be so qualified, licensed or registered would not result in a Material Adverse Effect. The Company does not own or lease property outside of the jurisdiction of its incorporation. The Company has delivered to the Purchaser true and complete copies of the Articles and Bylaws.

3.3	The Company has good and sufficient power and authority, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which he, she or it is a party on the terms and conditions herein and therein.

3.4	This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and this Agreement and each Ancillary Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

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3.5	Schedule 3.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Authority pursuant to Applicable Laws and each notice or declaration to or filing or registration with any such Governmental Authority that is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company or the performance by the Company of its obligations hereunder and thereunder.

3.6	Except as set forth in Schedule 3.6, (i) no consent, waiver, authorization, approval or other action by any other Person (other than any such consents, approvals, waivers or actions listed in Schedule 3.5); and (ii) no notice or declaration to or filing or registration with, or payment to any other Person (other than any such notice, declaration, filing or registration described in Schedule 3.5), in each case, under any contract, agreement, indenture, lease, instrument, court order or other document to which the Company is a party or by which it is bound is required or necessary for the:

(a)	execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company;

(b)	the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement to which the Company is a party; or

(c)	the change of control of the Company; or

(d)	any assignment or deemed assignment of any such contract, agreement, indenture, lease, instrument or other document by the Company.

3.7	Each notice, declaration, registration, filing, consent, waiver, authorization, approval or other action required to be set forth in Schedule 3.6 and required to be obtained or done prior to the execution or delivery of this Agreement and each Ancillary Agreement has been obtained or done, is valid, and remains in full force and effect.

3.8	The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the completion of the transactions contemplated hereunder and thereunder have been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or approvals are required on the part of the Company to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. The performance of and compliance with the terms of this Agreement and each Ancillary Agreement to which the Company is a party do not conflict with or result in the breach of, or give rise to a right of termination, amendment or cancellation, or the acceleration of, any terms, provisions or conditions of or constitute a default under the Articles or Bylaws or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit or other instrument to which the Company is a party or is bound (including, without limitation, any agreement between the Company and any Governmental Authority) or any judgment, decree, order, rule or regulation of any court or administrative body by which the Company is bound or any Applicable Laws or result in the creation or imposition of any Lien on the Shares or any asset of the Company.

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Capital Structure

3.9	The Company is not a reporting issuer under the Securities Act (Ontario) or any other provincial statute and is not a registrant under the Securities Exchange Act of 1934 (US) and there is not a published market for any securities of the Company. The number of holders of securities of the Company is not more than fifty, exclusive of holders who are in employment of the Company and exclusive of holders who were formerly in employment of the Company and who while in that employment were, and have continued after that employment to be, security holders of the Company.

3.10	The authorized and issued and outstanding capital of the Company is set forth in Schedule 3.10. No shares in the capital of the Company have been issued by the Company other than the Shares. The Shares have been duly authorized and validly issued, are fully paid and non-assessable (and in instances where Shares were issued for consideration other than money, the property or past services received by the Company was not less in value than the fair equivalent of the money that the Company would have received if such shares had been issued for money), and were issued in accordance with the registration or qualification requirements of all relevant securities laws or pursuant to valid exemptions therefrom. There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Shares.

3.11	Except as set out in Schedule 3.10:

(a)	no Person has any right to require the Company to issue any shares in its share capital or any security convertible into or exercisable or exchangeable for shares in its share capital;

(b)	there are no outstanding securities of the Company which are convertible into or exercisable or exchangeable for shares in the capital stock of the Company;

(c)	no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for: (i) the purchase, subscription, allotment or issuance of any unissued shares or securities of the Company; or (ii) the purchase or other acquisition from the Company of any of its undertaking, property or assets; and

(d)	other than the Sellers, no Person has any right to participate in the proceeds from the sale of the Purchased Shares.

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There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any securities of the Company.

3.12	Effective upon Closing, no Person other than the Purchaser has any right, present or future, contingent or absolute, to purchase the Purchased Shares.

3.13	The Company does not have any direct or indirect subsidiaries or any ownership, equity or proprietary interest in, or direct or indirect control of, any other Person.

Financial Statements

3.14	The Annual Financial Statements:

(a)	are attached hereto as Schedule 3.14;

(b)	are in accordance with the books and Records of the Company as at the Balance Sheet Date;

(c)	are true and correct and present fairly the financial position of the Company as at the Balance Sheet Date and its financial performance and cash flows for the year then ended;

(d)	have been prepared in accordance with ASPE; and

(e)	present fairly all of the assets and liabilities of the Company as at the Balance Sheet Date (whether accrued, absolute, contingent or otherwise) and the financial condition of the Company as at the Balance Sheet Date and the results of operations of the Company for the period then ended.

3.15	Since the Balance Sheet Date, the affairs of the Company and the MediaMiser Business have at all times been carried on and operated in the ordinary course. The MediaMiser Business is the only business operation carried on by the Company.

3.16	Except as set forth on the Balance Sheet or on in Schedule 3.16, there are no Liabilities of the Company of any kind whatsoever and there is no existing condition, situation or set of circumstances which could result in such a Liability other than Liabilities arising in the ordinary course of business consistent with past practice.

3.17	There have been no payments since the Balance Sheet Date of a material Liability of the Company which was incurred on or before the Balance Sheet Date and not disclosed or reflected in the Annual Financial Statements.

3.18	Since the Balance Sheet Date, except as set forth in Schedule 3.18:

(a)	no dividends or other distribution of any kind have been declared or paid by the Company, and there has not been any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital or other securities of, or other ownership interests in, the Company;

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(b)	no capital expenditures or commitments therefor have been made by the Company, except for capital expenditures made in the ordinary course of business and which, in the aggregate, do not exceed $25,000;

(c)	the Company has maintained insurance on the assets of the Company as they were insured on the Balance Sheet Date;

(d)	there has been no Material Adverse Change and no event or circumstance has occurred that has had or could have, individually or in the aggregate, a Material Adverse Effect;

(e)	the Company has not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director, or officer of the Company except in the ordinary course of business; the Company has not increased the compensation paid or payable of any director, officer or management employee; the Company has not granted any severance or termination pay to any director, officer or employee of the Company; and the Company has not entered into any employment deferred compensation or other similar arrangement (or any amendment to any such existing arrangement) with any director, officer or employee of the Company;

(f)	the Company has not discharged or satisfied any Lien or paid any obligation or Liability of the Company other than current liabilities in the ordinary course of business;

(g)	the Company has conducted the MediaMiser Business in the ordinary course consistent with past practices, and there has not been:

(i)	any amendment of any right, privileges, restrictions and conditions attaching to outstanding securities of the Company;

(ii)	any incurrence, assumption or guarantee by the Company of any Indebtedness for Borrowed Money;

(iii)	any making of any loan, advance or capital contributions to or investment by the Company in any Person;

(iv)	any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business;

(v)	any Lien incurred by the Company other than in the ordinary course of business; and

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(vi)	any cancellation of, material change in, material amendment to or default under any license agreement or strategic alliance agreement, except for the termination of such agreements as the Purchaser requested in connection with the consummation of the transactions contemplated hereunder.

Company Assets

3.19	Except as set forth in Schedule 3.19, the Company has good and marketable title to and possession of all tangible property and tangible assets used in the MediaMiser Business, free and clear of all Liens other than Permitted Liens. With respect to leased property and assets other than Licensed IP, the Company is in compliance with such leases in all respects and holds a valid leasehold interest free of any Liens, other than Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other material tangible property owned, leased or used by the Company to conduct the MediaMiser Business are in good operating condition and repair and reasonably fit and usable for the purposes for which they are being used. For greater certainty, the provisions of Section 3.19 and Section 3.20 do not apply to the Licensed IP and the Owned IP.

3.20	The tangible assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the tangible assets necessary to conduct the MediaMiser Business as currently conducted by the Company. There is no material tangible asset necessary for the conduct of the MediaMiser Business as it is currently conducted, the use of which is shared by the Company with any other Person.

3.21	The Company has not guaranteed, or agreed to guarantee, any debt, Liability or other obligation of any Person. The Company is not indebted or under any obligation to the Sellers or any other Related Party on any account whatsoever.

3.22	Except as set forth in Schedule 3.22, the Company has no indebtedness, contingent or otherwise, to any Person.

3.23	There are no pending or, to the Knowledge of the Company, threatened developments affecting any of the properties or assets presently used in the MediaMiser Business which could have a Material Adverse Effect.

3.24	Except as set forth in Schedule 3.24, all Accounts Receivable reflected on the Balance Sheet (other than receivables collected since the Balance Sheet Date) are valid, enforceable and fully collectable and are not subject to any defences, set-off or counterclaim. All Accounts Receivable as at the Balance Sheet Date have been included in the Balance Sheet.

Litigation and Suits

3.25	Except as set forth in Schedule 3.25, the Company has no notice of and has not been served with notice of any actions, suits, judgments, investigations or proceedings and none are pending or, to the Knowledge of the Company, threatened against the Company, any Key Individual or any director, officer or employee of the Company at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, court, board, bureau or other Governmental Authority, including for disputes, including fee disputes, relating to customers, channels, end users, or independent contractors or other consulting services providers.

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3.26	There is no settlement agreement, judgment, injunction, order or decree binding upon the Company which has or would have the effect of prohibiting or materially impairing any current business practice of the Company, any acquisition of property by the Company or the overall conduct of the MediaMiser Business as currently conducted by the Company.

3.27	Except as set out in Schedule 3.27, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any market or market segment.

Material Contracts

3.28	(a) The agreements, contracts, plans, leases, arrangements or commitments set out in Schedule 3.28 constitute all of the material contracts of the Company (the “Material Contracts”), true and complete copies of which have been provided to the Purchaser. Without limiting the generality of the foregoing, and except as otherwise set out in Schedule 3.28, the Company is not a party to or subject to:

(i)	any lease relating to the lease by the Company of real or personal property;

(ii)	any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company in excess of $20,000;

(iii)	any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets providing for annual payments by or to the Company in excess of $20,000 other than contracts entered into with customers of the Company in the ordinary course of business;

(iv)	any sales, distribution or other similar agreement entered into with customers of the Company in the ordinary course of business and providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company in excess of $50,000;

(v)	any employment or consulting contract with any officer, employee or consultant;

(vi)	any agreement for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or leasing transaction of the type required to be capitalized in accordance with ASPE;

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(vii)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(viii)	any partnership, joint venture or other similar contract, arrangement or agreement;

(ix)	any contract relating to Indebtedness for Borrowed Money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(x)	any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

(xi)	any agency, dealer, sales representative or other similar agreement;

(xii)	any contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

(xiii)	any contract with publishers, distributors, resellers or localization or translation partners;

(xiv)	any contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of business;

(xv)	any confidentiality, secrecy or non-disclosure contract (whether the Company is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar contract;

(xvi)	any oral agreements and expressions of interest, letters of understanding, memoranda of understanding and like agreements or understandings between the Company and any third party which gives or may give rise to any payment obligation of the Company, including without limitation any obligation to pay royalties of any kind;

(xvii)	any agreement the termination of which would result in a Material Adverse Effect;

(xviii)	any agreement which involves any commitment to or by the Company that may reasonably extend beyond one year;

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(xix)	other than pursuant to the Company’s customary services agreements, any agreement which involves any obligation or potential obligation of the Company to indemnify any Person; or

(xx)	any other contract or commitment not made in the ordinary course of business that is material to the Company.

(b)	Each agreement, contract, plan, lease, arrangement and commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.28(a) is a valid and binding agreement of the Company, as applicable, and is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach or default under the terms of any such agreement, contract, plan, lease, arrangement or commitment and, to the Knowledge of the Company, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a breach or default, and all such agreements, contracts, plans, leases, arrangements or commitments are in good standing and in full force and effect, unamended, and the Company is entitled to the benefits thereunder.

(c)	With respect to any oral agreements and expressions of interest, letters of understanding, memoranda of understanding and like agreements between the Company and any third party, the Company has no liability under any such agreements which is not reflected on the Balance Sheet. A complete and accurate description of the material terms and conditions of all Material Contracts that are oral is set forth in Schedule 3.28.

(d)	No party to any Material Contract has provided any notice to terminate such Material Contract.

3.29	Except as disclosed in Schedule 3.29, the Company is not negotiating, and since the Balance Sheet Date has not negotiated, with any Person (other than the Purchaser) to enter into any agreement, contract, plan, lease, arrangement or commitment that, if entered into, would constitute a Material Contract.

3.30	There are no exclusivity provisions or similar such provisions in any contract, agreement or other commitment with any Person that the Company has provided, is or will be providing, or is required to provide, any products or services to, whether hosted or otherwise.

3.31	There are no “most favoured nations” or similar such favourable pricing or commercial terms in any contract, agreement or other commitment with any Person that the Company has provided, is or will be providing, or is required to provide, any products or services to, whether hosted or otherwise.

3.32	Except as set out in Schedule 3.32, the Company is not a party to any agreement whereby it is bound by or entitled to any “non-solicit” or “no hire” or similar such obligations or commitments.

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3.33	The Company is not a party to any agreement that entitles any distributor, reseller, content provider or agent to any payment on termination, expiration or failure to renew such agreement either by contract, law, equity, statute or otherwise.

3.34	The Company is not subject to any agreement which restricts or limits the Company’s right to incur, assume or guarantee any Indebtedness for Borrowed Money or to sell, lease or transfer (by dividend or otherwise) assets or capital stock of the Company.

3.35	Set forth in Schedule 3.35 is a list of all insurance policies and fidelity bonds (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any claims) placed by the Company covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance in all respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the date of incorporation of the Company and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and based in the Province of Ontario. There is not any threatened termination of any of such policies or bonds and the Company has not received notice of any material premium increase with respect to any such policies or bonds. The Company has provided to the Purchaser a true, correct and complete copy of each policy and bond referred to in Schedule 3.35 (together with all amendments thereto).

3.36	Without limiting the generality of any other provision hereof, the Company is not in violation of, and has not violated any provisions of any Applicable Laws other than to the extent that such violation would not be reasonably expected to result in a Material Adverse Effect.

3.37	Schedule 3.37 lists each license and permit (a “Permit”) held by the Company that is material to the MediaMiser Business, together with the name of the Governmental Authority or entity issuing such Permit. The Company has all Permits necessary or desirable for the conduct of the MediaMiser Business. Such Permits are valid and in good standing and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has provided to the Purchaser a true, correct and complete copy of each Permit referred to in Schedule 3.37 (together with all amendments thereto).

3.38	Except as disclosed in Schedule 3.38, the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under: (a) any mortgage, loan agreement, indenture or evidence of Indebtedness for Borrowed Money to which the Company is a party or by which the Company or any material amount of its assets is bound; or (b) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or other Governmental Authority.

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3.39	Except as disclosed in Schedule 3.39, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Preferred Share Holders or the Company who might be entitled to any fee or commission from the Purchaser, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.40	There are no loans, leases, royalty agreements or other continuing transactions between the Company and any of the Preferred Share Holders, any Affiliate of any of the Preferred Share Holders or the Company or any member of any such Person’s family. None of the officers, directors or stockholders of the Company: (a) has any material direct or indirect interest in any entity that does business with the Company; (b) has any direct or indirect interest in any material property, asset or right which is material and is used by the Company in the conduct of the MediaMiser Business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an officer, director or stockholder of the Company. Since the Balance Sheet Date, there has not been any payment by the Company to any of the Sellers or any of its Affiliates or family members, charge by any Sellers or any of its Affiliates or family members to the Company or other transaction between the Company and a Seller or any of its Affiliates or family members, except in any such case in the ordinary course of business of the Company consistent with past practice.

3.41	Except as set forth in Schedule 3.41, within the last two (2) years of the date hereof, no customer, content provider or supplier of the Company has cancelled or otherwise terminated, or made any indication to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased its services or supplies to the Company in the case of any such content provider or supplier, or its usage of the services or products of the Company in the case of such customer, and no such content provider, supplier or customer has indicated its intention to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company and, to the Knowledge of the Company, no such content provider, supplier or customer has a present intention of cancelling or otherwise terminating its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company.

Intellectual Property Rights

3.42	Schedule 3.42 is a true, accurate, and complete list of all (a) Registered IP (other than patents or filed patent applications or draft patent applications of the Company listed in Schedule 3.43), (b) any material unregistered trade-marks used by the Company, and (c) a high-level architectural description of the Core Software.

3.43	Schedule 3.43 lists all the patents or filed patent applications or draft patent applications of the Company, and all inventors in respect thereof, that relate to the Core Technology or any other Owned IP, and all such description and information are true, accurate, correct and complete.

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3.44	The Company holds the entire and exclusive right, title and interest in and to all of the Owned IP (to the extent exclusive rights are permitted to be granted under the applicable Intellectual Property Right and except to the extent the Company has granted non-exclusive licenses to others to use the Owned IP) free and clear of all Liens other than Permitted Liens, including the right to transfer, convey or assign to any third party without any consent of, waiver from or payment to any Person whatsoever the full right, title and interest of the Company in the Owned IP. To the Knowledge of the Company, the Registered IP (excluding pending applications) is valid and, to the Knowledge of the Company, the rights of the Company in such Registered IP are enforceable (excluding pending applications).

3.45	The Company is under no obligation, and the transactions contemplated by this Agreement or any Ancillary Agreement shall not create any obligation, that would require the Owned IP to be licenced to or licenced back to any third party.

3.46	The Company has the exclusive and unfettered right to use the Owned IP to the extent exclusive rights are permitted to be granted under the applicable Intellectual Property Right and except to the extent the Company has granted non-exclusive licenses to others to use the Owned IP.

3.47	Except as set forth in Schedule 3.43, the Registered IP is in good standing.

3.48	To the Knowledge of the Company the Registered IP (excluding currently pending or abandoned applications) is valid and to the Knowledge of the Company the rights of the Company, including all Intellectual Property Rights, in the Registered IP (excluding currently pending or abandoned applications) are enforceable.

3.49	All of the Licensed IP, except any common off-the-shelf software (including common off-the-self software provided as a service) and any Open Source Materials listed in Schedule 3.75, is set out in Schedule 3.49. The Company has, and has had, valid, subsisting and enforceable (subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies) written licenses to Commercialize the Licensed IP in the manner and to the extent undertaken by the Company in connection with the MediaMiser Business as currently conducted and as conducted prior to the date hereof, respectively or has the necessary rights under Applicable Law. The Company has not used any Licensed IP other than in accordance with the terms of the applicable license agreement.

3.50	The Company has the non-exclusive right to use the Licensed IP, as set forth in the applicable license agreement for such Licensed IP, except to the extent the rights are identified in Schedule 3.50 as being exclusive.

3.51	Accurate and complete copies of all licence and maintenance agreements for the Licensed IP have been provided to the Purchaser, except in respect of Licensed IP (other than Open Source Materials) that is commercially available, off-the-shelf software (including common off-the-self software provided as a service) subject to a shrink-wrapped or similar type of standard form license.

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3.52	The Company is not a party to any contract or commitment to pay any royalty or other fee to use the Licensed IP except as set out in Schedule 3.52.

3.53	Except as set out in Schedule 3.53, no consents are required in order for the license agreements for the Licensed IP to be assigned to a third party (excluding any common off-the-shelf software, including common off-the-self software provided as a service as).

3.54	The Company IP and the Company IT Infrastructure constitutes all of the Technology used in or required for the carrying on of the MediaMiser Business as currently conducted, including the development and Commercialization of the Core Software.

3.55	Except for any Licensed IP, the Company IP neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Owned IP, together with the Licensed IP and the Company IT Infrastructure, contains all Technology necessary for the conduct of the MediaMiser Business as currently conducted by the Company including continued maintenance and development of the Company IP, including the Core Technology.

3.56	Except as set forth in Schedule 3.56, the Company has not taken any action which would prejudice or failed to take any action required for the obtaining of patents, or the validity of any patents, based on the patent applications filed by the Company, both relating to the Registered IP, as listed in Schedule 3.42.

3.57	Except as set forth in Schedule 3.56, the Company has not taken or failed to take any action which would prejudice any registration of the Registered IP, including a failure to pay all necessary or required fees.

3.58	The Company has used commercially reasonable efforts to maintain all trade secret rights in the Owned IP and has maintained the confidentiality of all material portions of the Owned IP.

3.59	No custom Software code developed by the Company for any third party, pursuant to a services engagement (as a consultant, independent contractor, service professional, or otherwise) in which such third party was granted ownership of such custom Software code, has been incorporated into the Core Technology.

3.60	Neither the use of the Owned IP, on its own or in combination with any Licensed IP, nor the conduct of the business of the Company (including, without limitation, the use by the Company of media content of any Person) infringes or otherwise violates the Intellectual Property Rights of any other Person, provided, that in the case of patents, the foregoing representation is solely to the Knowledge of the Company and, to the Knowledge of the Company, there does not exist any valid basis for any such claim, and further provided that the representations and warranties in this Section 3.60 do not extend to any Licensed IP that the Company is using pursuant to a written, valid and enforceable (subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies), license agreement (the “Direct Licensed IP”) provided that the Company’s use of the Direct Licensed IP is in full compliance with the terms and conditions of such license agreement. The representations and warranties contained in Sections 3.44, 3.46, 3.49, 3.50, 3.51, 3.54 and 3.55 shall be subject to the same limitations and qualifications in respect to patents and Licensed IP as are set forth in this Section 3.60.

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3.61	To the Knowledge of the Company, no infringement, misuse or misappropriation of the Owned IP by any third party has occurred or is occurring.

3.62	To the Knowledge of the Company, the use, incorporation, inclusion, or referencing of any third party trade-marks, trade-names, indicia, logos, designs, service marks, and/or slogans, whether registered or unregistered, in connection with the MediaMiser Business, including the operation of the Core Software or the commercialization or exploitation of the Company IP by the Company or by the Purchaser (including its Affiliates) or its licensees, successors, or assigns, in any case as currently commercialized or exploited by the Company, does not violate or infringe or constitute a misappropriation, misuse or dilution of the Intellectual Property Rights or any other rights of any Person.

3.63	The Company has not received any offers of or invitations from a third party to obtain a license to such third party's Intellectual Property Rights for use in or with the Core Technology in circumstances where a lawyer (with experience in law relating to Intellectual Property Rights), after reviewing, investigating, and analyzing such offer or invitation, would conclude that such third party suggests or claims, that the absence of such license will violate its Intellectual Property Rights.

3.64	Except as set forth in Schedule 3.64, Owned IP was created or developed only by individuals during the course of their employment with the Company or by contractors or consultants in the course of their engagements with the Company (the “Developers”).

3.65	Except as set forth in Schedule 3.65, all Developers, at the time they created or developed the Owned IP, were either full-time employees of the Company or were contractors who assigned all rights in the Owned IP, including any Intellectual Property Rights, to the Company pursuant to written agreements, and to the Knowledge of the Company, the Developers did not incorporate any previously existing work product or other materials proprietary to the Developers or any third party (other than Licensed IP) in such creation or development.

3.66	All Developers have waived in writing their moral rights in and to the Owned IP to the extent the applicable jurisdiction in which such Developers were located protects moral rights.

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3.67	Except to the Developers and the Persons listed in Schedule 3.67, the Source Code for the Core Software has not been delivered or made available to any Person, and the Company is not obligated, has not agreed to or undertaken to or in any other way promised to provide such Source Code to any Person, whether by contingent event (e.g., release upon bankruptcy) or otherwise.

3.68	Except as set out in Schedule 3.68, the Source Code is currently only stored in, and has never been removed from, the Company’s premises in Canada.

3.69	Schedule 3.69 lists all Persons that the Company has agreed to or undertaken to or in any other way promised to provide such Source Code to and no other Person has requested access to the Source Code.

3.70	Except as listed in Schedule 3.70, there are no, and have never been any, distributors, VARs, OEMs or resellers, who have or had rights to market, license, sublicense, or support the Core Software and there are no outstanding obligations of the Company to make any payments (including fees, commissions or similar payments) to any current or former sales agents, representatives or other Persons who have or had rights to market, license, sublicense, or support the Core Software.

3.71	Except for users under the Company’s standard subscription agreements and distributors listed in Schedule 3.70, Schedule 3.71 lists all the other licences, maintenance or support agreements, development contracts and all other agreements (other than requests for proposals and proposals that are referred to in such agreements) between the Company and users of the Owned IP, accurate and complete copies of each of which have been made available to the Purchaser.

3.72	Except as listed in Schedule 3.72, there are no known problems or defects in the Core Software that has been commercially released including bugs, logic errors or failures of such Core Software to operate as described in the related documentation that cannot be corrected in the ordinary course of business or that would reasonably be expected to result in a Material Adverse Effect, and, except for such disclosed problems or defects, the Core Software that has been commercially released operates substantially in accordance with the user manual and technical documentation therefor without material operating defects that cannot be corrected in the ordinary course of business.

3.73	The Core Software does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions (except with respect to demonstration or trial copies and except for license keys, licensing strings or other copyright control mechanisms described in the applicable documentation for the Company Products) that may be used to intentionally access, modify, replicate, distort, delete, damage or disable Core Software or data, other software, operating systems, computers or equipment with which the Core Software interacts.

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3.74	The Company has taken commercially reasonable steps and has implemented commercially reasonable procedures designed to:

(a)	identify Open Source Materials incorporated into (either directly or indirectly, including by incorporation of third party materials that incorporate or are derived from Open Source Materials), integrated or combined with, or used in the development or provision of, or distributed in conjunction or for use with, the Core Technology, and

(b)	except and only to the extent the Company has decided to, and has authorized the distribution and licensing of Core Technology as Open Source Materials for business reasons: (i) avoid making the Core Technology (or any portion thereof) subject to a license for Open Source Materials; or (ii) prevent the loss or impairment of any of the Company’s rights to Commercialize the Core Technology.

There has been no deviation from or violation of such procedures with respect to Open Source Materials.

3.75	Schedule 3.75 accurately identifies in:

(a)	Schedule 3.75(a), all Core Technology that the Company has decided to, and has authorized to be, distributed and licensed for business reasons as Open Source Materials; and

(b)	Schedules 3.75(b)(i) and (ii) respectively, all Open Source Materials incorporated into (either directly or indirectly, including by incorporation of third party materials that incorporate or are derived from Open Source Materials), integrated or combined with, used in the development or provision of, or distributed in conjunction or for use with, the Core Technology in a manner that:

(i)	requires any portion of the Core Technology be subject to Reciprocal Requirements; and

(ii)	does not require the Core Technology be subject to Reciprocal Requirements;

and for each such use of Open Source Materials sets forth: (x) the name of the applicable Core Technology; (y) the name and a description of the Open Source Materials and its relationship to the applicable Core Technology, including (i) the nature, extent and method of integration between, and (ii) the resulting interoperation between, the Open Source Materials and Core Technology (on a component by component basis); and (z) the name of the applicable license.

Except as set forth in Schedule 3.75(b)(i) and (ii), no Open Source Materials are used in any Company Products or services provided by the Company.

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3.76	All use, modification, distribution and licensing by the Company of Open Source Materials has been done in accordance with the terms of the applicable license(s) for such Open Source Materials, and, except as disclosed in Schedule 3.75, no such use, modification, distribution or licensing will make the Core Technology (or any portion thereof) subject to a license for Open Source Materials (including claims of infringement in connection with such license), or otherwise result in the loss or impairment of any of Company’s rights to Commercialize the Core Technology.

3.77	None of the Core Technology is subject to a license for Open Source Materials having any provision that the Materials subject to such license be disclosed or distributed in source code form when deployed as a network service or over a computer network.

3.78	Except as listed in Schedule 3.78, the transactions contemplated by this Agreement and the Ancillary Agreements will not affect the Company’s rights in the Company IP, trigger any additional obligations or liabilities of the Company, give rise to any rights of any third party to terminate the Company’s rights to any Company IP, or encumber or otherwise detract from or adversely impact the Company’s authority to Commercialize the Owned IP or the Licensed IP without violating the rights of the licensor of any Licensed IP (including any Intellectual Property Rights, contractual rights, or other rights of exclusivity).

3.79	Except for maintenance and support programs that the Company makes generally available to its distributors, channel partners, customers or end-users for no more than one (1) year, the Company is not required to provide any maintenance and support or any other such similar obligations except as listed in Schedule 3.79.

3.80	Except as listed in Schedule 3.80, the Company is not obligated to provide, and has not entered into any other agreements or transactions that are conditional upon providing future enhancements, features not presently available on, or other enhancements in respect of its Core Software or other products of the Company.

3.81	Except as listed in Schedule 3.81, no Person has received or is entitled to receive any OEM kit or other toolkit or development kit relating to the Company’s Software products.

3.82	Schedule 3.82 lists all platforms with which the Company has contractually agreed or publicly stated that the Core Technology or any released or announced products of the Company (“Company Products”) are or will be compatible (the “Compatible Platforms”) (including versions thereof) together with the corresponding Company Product(s) and Core Technology, and the Company has ensured that all Company Products and Core Technology that have been commercially released have been and continue to be operable on the applicable Compatible Platform(s) in accordance with Company’s published support commitments and support windows therefor.

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3.83	With respect to the Core Software:

(a)	the Company maintains machine readable master-reproducible copies, Source Materials, technical documentation and user manuals for the most current releases or versions of such Software and for all earlier releases or versions thereof currently being supported by the Company;

(b)	in each case, the machine-readable copy of such Software compiles from the corresponding Source Code, and substantially conforms to the technical documentation and user manuals and any functionality as agreed to between the Company and any customer in binding agreements with such customers except for bugs or defects that can be corrected in the ordinary course of business; and

(c)	such Software can be maintained and modified by reasonably competent programmers familiar with the applicable programming language and the relevant hardware and operating systems for which such Software has been developed.

3.84	Except as set forth in Schedule 3.84, no: (a) government funding; (b) facilities of a university, college, other educational institution or research center; or (c) funding from any Persons (other than funds received in consideration for shares in the capital of the Company) was used in the development of the Owned IP and to the Knowledge of the Company no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Owned IP, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

3.85	Schedule 3.85 sets forth: (a) a true and complete list of all parties known to the Company who currently make the Core Technology or any of the Company Products available to end users: and (b) a true and complete list of all sources known to the Company through which the Core Technology is, or any of the Company Products are, available to end users.

3.86	Schedule 3.86 sets forth a true and complete list of all paid and unpaid content made available by the Company to end users of the Core Technology or any of the Company Products.

Privacy

3.87	Except as set forth in Schedule 3.87, the Company has complied with, and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party does and will comply with, all Applicable Privacy Laws and its external and internal privacy policies relating to the collection, use, storage, retention, disclosure and transfer of any Personal Information, and the Company has obtained in respect of the Personal Information all consents as are required under Applicable Privacy Laws for the conduct of the MediaMiser Business and the disclosure to the Purchaser of the Personal Information in connection with the transactions contemplated by this Agreement.

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Taxes

3.88	Except as set out in Schedule 3.88, the Company has duly filed in a timely manner all Tax Returns with the appropriate Tax Authority which it is required to file under any Applicable Laws and has duly completed and has correctly reported all income and other amounts and information required to be reported thereon and all such Tax Returns are complete and correct and have been prepared in compliance with all Applicable Laws. True copies of all Tax Returns prepared and filed by the Company during the past three years have been given to the Purchaser on or before the date hereof.

3.89	Except as set out in Schedule 3.89, the Company has duly and timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) including all instalments or estimated payments on account of Taxes for the current year that are due and payable by it and has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employee, shareholder, creditor, non-resident Person or other third party, the amount of all Taxes and other deductions required by any Applicable Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

3.90	The Company has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time: (a) within which to file any Tax Return covering any Taxes for which it may be liable; (b) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (c) within which the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (d) within which any Tax Authority may assess or collect Taxes for which the Company is or may be liable.

3.91	The accrual for Taxes on the Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income) would be adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the date of such Balance Sheet and the Company is entitled to the entire amount of and has made proper claim for any refund of Taxes included in the Balance Sheet, whether as a receivable, a prepaid expense or as a reduction of a Liability.

3.92	The Company has established reserves (excluding any amount which is attributable solely to timing differences between book and Tax income) that are reflected on the Balance Sheet in an amount not less than all Taxes of the Company that are not yet due and payable and that relate to periods, or portions thereof, ending on or prior to the Closing Date.

3.93	There are no actions, suits, proceedings, investigations, audits or claims now pending or threatened, against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Tax Authority relating to Taxes.

3.94	There are no unresolved questions or claims concerning the Company’s Tax liability that have been received by the Company from any Tax Authority.

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3.95	No claim has ever been made by a Tax Authority in a jurisdiction where the Company did not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction or a filing requirement in that jurisdiction.

3.96	The Company is not a party to or bound by any Tax allocation or Tax sharing agreement or any other allocations by election or otherwise to similar or equivalent effect.

3.97	There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

3.98	All transactions between the Company and any non-resident Person with whom it was not dealing at arm’s length were conducted at arm’s length prices and the Company has made or obtained records or documents supporting these prices sufficient to meet all Applicable Laws.

3.99	The Company has no Liability for Taxes of another Person (a) as a successor or transferee, (b) under any contract or indemnity, or (c) otherwise.

3.100	The Company is a registrant for the purposes of Part IX of the Excise Act (Canada). Except as disclosed on Schedule 3.100, the Company has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation to be charged, collected or remitted by it, on any sale, supply or delivery whatsoever, made by the Company.

3.101	No circumstances exist which would make the Company subject to the application of any of the debt forgiveness rules in sections 79 to 80.04 of the Tax Act or an equivalent provision of a provincial taxing statute.

3.102	The Company has not claimed and will not claim any reserve under the Tax Act or any equivalent provincial provision, if any such amount could be included in the Company’s income for any period ending after Closing.

3.103	The Company has not deducted any amounts in computing its income in a taxation year which may be included in a subsequent taxation year under section 78 of the Tax Act or an equivalent provision of a provincial taxing statute.

3.104	The Company has not acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Tax Act.

3.105	The Company has not made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital.

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3.106	Schedule 3.106 lists all claims by the Company for refundable investment tax credits under the Scientific Research and Experimental Development Program and the Ontario Innovation Tax Credit Program for the past five (5) years. All such claims were made in accordance with all Applicable Laws and were true, correct and complete in all material respects and contained all information, and did not omit any information, necessary for the purpose of making such claims. To the Knowledge of the Company, there is no action, suit, proceeding or investigation pending or threated against the Company with respect to the validity of any such claims.

Employees, Employee Benefits and Independent Contractors

3.107	Schedule 3.107 sets forth a true and complete list, as of the date of this Agreement, of (a) the names, titles, compensation (including any Benefit Arrangements), and accrued but unused paid time off of all employees; (b) the wage rates for non-salaried employees (by classification); and (c) a list of all employee handbooks, manuals, and/or other statements of Company policies relating to the employees, true and complete copies of which have been provided to the Purchaser. As of the date of this Agreement, no employee has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise and the Company does not intend to terminate the employment of any employee.

3.108	Schedule 3.108 lists each Benefit Arrangement that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to the Purchaser. The Company has provided the Purchaser with complete salary, service and related data as of the most recent practicable date for employees of the Company.

3.109	Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws.

3.110	With respect to the employees and former employees of the Company, there are no employee post-employment life insurance, medical or health plans in effect.

3.111	All contributions and payments required to have been paid under each Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date, and in the case of the current month, accrued on the books of the Company. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

3.112	No employee of the Company will become entitled to any bonus, retirement, change of control, severance or similar payment, similar benefit or enhanced benefit as a result of the transactions contemplated by this Agreement.

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3.113	No Benefit Arrangement provides health and medical benefits after termination of employment except as required by Applicable Law.

3.114	No condition exists that would prevent the Company from amending or terminating any Benefit Arrangement other than any limitations imposed by Applicable Law.

3.115	Each Benefit Arrangement has been administered in all material respects in accordance with its terms and the Company, as applicable, has met its obligations with respect to each Benefit Arrangement and has made all required contributions thereto. The Company and each Benefit Arrangement is in material compliance with all Applicable Laws. All filings and reports as to each Benefit Arrangement required to have been submitted to any Governmental Authority have been submitted in a timely fashion.

3.116	No act or omission has occurred and no condition exists with respect to any Benefit Arrangement that would subject the Company to (i) any fine, penalty, tax or Liability of any kind or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Arrangement.

3.117	The Company is in material compliance in all respects and has complied in all material respects with all Applicable Laws in relation to the employment or engagement of all employees and consultants of the Company, including, without limitation, workers compensation, employment practices, employment benefits, terms and conditions of employment, wages and hours, employee welfare, labour standards, unemployment compensation, social security and similar payroll taxes, work visas and immigration laws and regulations. There are no facts or circumstances that would adversely affect the status of a work visa or immigration application of the employees. No employees of the Company subject to a work visa together with a summary of terms and conditions applicable thereto.

3.118	Any Person now or heretofore engaged by the Company as a consultant or independent contractor, rather than an employee, has been properly classified as such, is not entitled to any compensation or benefits to which employees are or were at the relevant time entitled, were and have been engaged in accordance with all Applicable Laws, and has been treated accordingly and appropriately for all Tax purposes. (a) No consultant or independent contractor is in violation of any agreement between such consultant or independent contractor and the Company, or of any Company policy or procedure applicable to consultants or independent contractors, and (b) each consultant and independent contractor operates and has operated in material compliance with the requirements of Applicable Law.

3.119	The Company has not had, and does not have, any employees or independent contractors that were at the time otherwise employed or engaged in providing services to a university or educational institution.

3.120	Schedule 3.120 sets forth, as of the date of this Agreement, each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the current accommodation being provided to any such employee and the anticipated date of return to full service.

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3.121	To the Company’s actual knowledge, no employee, consultant or contractor is: (a) a party to or is bound by any contract with any Person or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on: (i) the performance by such Person of any of his or her duties or responsibilities for the Company; or (ii) the MediaMiser Business; or (b) in violation of any term of any contract, or any other restrictive covenant to a former employer or Person relating to the right of any such employee, contractor or consultant to be employed or retained by the Company.

3.122	To the Knowledge of the Company, no current employee, contractor or consultant is party to any contract or other document that restricts the ability of such employee, contractor or consultant to fulfil his employment, contractual or consulting obligations to the Company after the Closing Date.

3.123	The Company:

(a)	is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union, work council or employee organization or group in respect of or affecting employees, or operating under any such agreement, contract or commitment that has expired;

(b)	is not currently engaged or, in the five (5) year period immediately prior to the date hereof, has not engaged in any labour collective bargaining negotiations and is not subject to any legal duty to bargain with any labour unions, work councils or other organizations;

(c)	is not a party to any petition for an election, application, charge, complaint or other proceeding under any statute related to union organizing or collective bargaining agreements;

(d)	has not experienced or received any threat of any strikes, slowdowns, stoppages, boycotts, picketing, organizing attempt, grievances, claims or unfair labour practices, or similar disputes in connection with any employee during the past five (5) years;

(e)	has no employees that are represented by any labour organization or employee association and the Company has no knowledge of any current union organizing activities among the employees nor does any question concerning representation exist concerning such employees;

(f)	has not engaged in any labour practice that has been or may hereafter be determined by a court or other regulatory authority of competent jurisdiction to be “unfair” or otherwise in contravention of Applicable Laws and there is no pending or, to the Knowledge of the Company, threatened complaint regarding any alleged unfair labour practices; and

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(g)	has no Liability, including under any Benefit Arrangement, arising out of the classification or treatment of any service provider as a consultant or independent contractor and not as an employee.

3.124	The execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party (whether alone or in connection with any subsequent event(s)), will not: (a) result in severance pay or any increase in severance pay upon any termination of employment: (b) result in the acceleration of the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits, or increase the amount payable or result in any other obligation with respect to any current or former director, officer, employee, consultant or contractor, or pursuant to any Benefit Arrangement.

Related Party Debt

3.125	The Company does not have any Related Party Debt or any Liability in respect of any Related Party Debt to be repaid, forgiven or otherwise extinguished.

Real or Immovable Property

3.126	Except for the Leased Real Properties set forth in Schedule 3.126, the Company does not own, or does not have any interest in, any real or immovable property. The Leased Real Properties constitute all of the real and immovable property interests held for use, or used, by the Company. Each lease in respect of a Leased Real Property is, in all material respects, in good standing, creates a good and valid leasehold estate in the Leased Real Properties thereby demised and is in full force and effect as of the Closing Date. None of such leases violate, contravene or breach, and each lease is used in material compliance with, any and all Applicable Laws and all permits applicable thereto. There are no written or oral agreements, leases, undertakings, subleases, licenses, concessions, occupancy agreements or other contracts granting to any other Person the right of use or occupancy of any of the Leased Real Properties (or any portion thereof), and there is no other Person in possession of all or any portion of the Leased Real Properties. Complete and accurate copies of the leases in respect of the Leased Real Properties, including all amendments, modifications, notices or memoranda of lease, all estoppel certificates or subordinations, non-disturbance and attornment agreements and other documents related thereto, as of the date hereof, have been delivered to the Purchaser. All rental and other payments required to be paid or made by the Company pursuant to the leases in respect of the Leased Real Properties have been duly paid or made to date, and the Company is not in default in meeting its obligations under any of such leases. There exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any lease in respect of the Leased Real Properties. None of the lessors under any of such leases is in default in meeting any of its obligations under any of the leases and no situation exists which, by reason of the passage of time or the giving of notice, or both, would constitute a default by any party to any of such leases.

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Environmental

3.127	The MediaMiser Business and the assets of the Company are in compliance, in all material respects, with all Environmental Laws and there are no facts that could give rise to a notice of non-compliance, in any material respect, with any Environmental Law.

3.128	The Company has not caused or permitted the Release of any Hazardous Substance at, on or under any of the real or immovable property leased by it, or the Release of any Hazardous Substance off-site of any of the real or immovable property leased by it, except in compliance, in all material respects, with Environmental Laws.

Export

3.129	None of the Company IP or the Company’s Technology, including any Software distributed by the Company on behalf of a third party, includes any cryptographic programs, algorithms, hardware or technology (excluding programs, algorithms, hardware or technology used for authentication) (collectively, “Encryption Functionality”) or makes any function or interface calls to Encryption Functionality provided by external software or hardware except for function or interface calls to Encryption Functionality for authentication.

3.130	All permits, exemptions, or licenses required for the Company to export the Company IP and the Company’s Technology, including any Software distributed by the Company on behalf of a third party, have been obtained for all jurisdictions from which the Company currently exports such Technology, including with respect to any Encryption Functionality.

3.131	The Company has not exported any of the Company IP or the Company’s Technology from Canada in violation of Applicable Laws, including but not limited to Canada’s Export Import Permits Act.

3.132	There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to any applicable export license or other approvals, and there are no actions, conditions or circumstances pertaining to the Company’s export transactions what would reasonably be expected to give rise to any future claims.

3.133	None of the Core Software constitutes U.S.-origin technology pursuant to the U.S. Export Administration Regulations of the United States.

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Anti-Corruption

3.134	The operations of the Company have been conducted in compliance with financial record-keeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorism Financing Act (Canada), and the Company has instituted and maintained policies and procedures reasonably designed to ensure such continued compliance with such law. Neither the Company nor any officer, director or employee of the Company has: (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any payment on behalf of the Company in violation of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (U.S.) or any similar law, and the Company has instituted and maintained policies and procedures reasonably designed to ensure continued compliance with such laws.

Miscellaneous

3.135	Schedule 3.135 is a true, correct and complete list showing: (a) the name of each bank, trust company or similar institution in which the Company has an account or safe deposit box, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the names of any persons holding powers of attorney from the Company and a summary of the terms.

3.136	The corporate records of the Company are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in material compliance with all Applicable Laws and with the Articles and Bylaws, and without limiting the generality of the foregoing: (a) the minute books contain materially complete and accurate minutes of all meetings of the directors and shareholders of the Company since its date of incorporation, and all such meetings were duly called and held; (b) the minute books contain all written resolutions passed by the directors and shareholders of the Company and all such resolutions were duly passed; (c) the share certificate books, registers of shareholders and registers of securities transfers of the Company are materially complete and accurate, and all transfers of securities have been duly completed and approved and any exigible tax payable in connection with the transfer of any securities of the Company have been duly paid; and (d) the registers of directors and officers are materially complete and accurate and all former and present directors and officers of the Company were duly elected or appointed as the case may be.

3.137	The Records have been duly maintained in material accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the MediaMiser Business. All material financial transactions relating to the MediaMiser Business have been accurately recorded in the Records in accordance with ASPE. No Records are in the possession of, recorded, stored, maintained by, or otherwise dependent on, any other Person.

3.138	The Company has delivered or made available true and complete copies of each document and such other information which has been requested by the Purchaser or its counsel in connection with their technical, legal and accounting review of the Company.

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3.139	The Company has fully provided the Purchaser with all the information that the Purchaser has requested for the purpose of deciding whether to enter into this Agreement. No representation or warranty of the Company contained in this Agreement and the Schedules and Exhibits attached hereto (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein or therein not misleading.

Article 4
REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

Each Seller hereby severally represents and warrants with respect to such Seller only to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereunder that:

4.1	Such Seller has the right, capacity and power to execute, deliver and perform its obligations under this Agreement on the terms and conditions herein.

4.2	This Agreement and each Ancillary Agreement to which such Seller is a party has been duly executed and delivered by such Seller and this Agreement and each Ancillary Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

4.3	The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is a party and the completion of the transactions contemplated hereunder and thereunder have been authorized by all necessary action on the part of such Seller and no other proceedings or approvals are required on the part of such Seller to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated by this Agreement and such Ancillary Agreement. The performance of and compliance with the terms of this Agreement and each Ancillary Agreement to which such Seller is a party do not, and prior to or upon Closing will not, conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under the constating documents of such Seller (if applicable) as amended, or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit or other instrument to which such Seller is a party or are bound or any judgment, decree, order, rule or regulation of any court or administrative body by which such Seller is bound or any Applicable Laws.

4.4	The Purchased Shares set out opposite such Seller’s name in Schedule 1 are legally and, other than Purchased Shares legally owned by the Trustees, beneficially owned by such Seller with good and marketable title, free and clear of all Liens and such Purchased Shares will be transferred to the Purchaser at the Closing free and clear of all Liens. The Special Voting Shares are legally and beneficially owned by the Trustees as set forth in Schedule 3.10 with good and marketable title, free and clear of all Liens.

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4.5	Other than the Purchaser’s agreement to purchase the Purchased Shares pursuant to this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase from any of the Sellers of any of the Purchased Shares.

4.6	Such Seller has no notice of and has not been served with notice of any actions, suits, judgments, investigations or proceedings and none are pending or, to the knowledge of such Seller, threatened against such Seller or affecting, or that could reasonably be expected to affect such Seller or the Purchased Shares, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, court, board, bureau or other Governmental Authority.

4.7	Such Seller is a not a non-resident Person within the meaning of section 116 of the Tax Act.

4.8	Except as disclosed in Schedule 4.8, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from the Purchaser, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

4.9	There is no requirement for such Seller to make any filing with, give any notice to or obtain any consent from any Governmental Authority or under any contract, agreement, indenture, lease, instrument, court order or other document to which such Seller is a party or by which it is bound as a condition to the lawful consummation of the transactions contemplated hereunder.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers and acknowledges that each of the Sellers is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereunder that:

5.1	Organization and Existence. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.2	Corporate Authorization. The Purchaser has all requisite corporate power and has taken all corporate action required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser.

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5.3	Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement requires no action by or in respect of, or filing with, any Governmental Authority.

5.4	Non-Contravention. The execution and delivery by the Purchaser of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with, or result in the breach of any terms, provisions or conditions of, or constitute a default under, the corporate charter or bylaws of the Purchaser.

5.5	No Brokers or Finders. The Purchaser has not engaged any broker, finder or other such intermediary, and the Purchaser has not acted in such capacity, in connection with the sale of the purchase and sale of the Purchased Shares and the transactions contemplated by this Agreement and the Purchaser is not under any obligation to pay, and is not entitled to receive, any broker or finder fee or commission similar payment in connection with such transaction.

Article 6
REPRESENTATIONS AND WARRANTIES OF INNODATA

Innodata hereby represents and warrants to the Sellers and acknowledges that each of the Sellers is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereunder that:

6.1	Organization and Existence. Innodata is a corporation duly organized and validly existing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.2	Corporate Authorization. Innodata has all requisite corporate power and has taken all corporate action required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Innodata.

6.3	Governmental Authorization. Except with respect to filings required by the U.S. Securities and Exchange Commission (the “SEC”), the execution, delivery and performance by Innodata of this Agreement requires no action by or in respect of, or filing with, any Governmental Authority.

6.4	Non-Contravention. The execution and delivery by Innodata of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with, or result in the breach of any terms, provisions or conditions of, or constitute a default under, the corporate charter or bylaws of Innodata.

6.5	No Brokers or Finders. Innodata has not engaged any broker, finder or other such intermediary, and Innodata has not acted in such capacity, in connection with the sale of the purchase and sale of the Purchased Shares and the transactions contemplated by this Agreement and Innodata is not under any obligation to pay, and is not entitled to receive, any broker or finder fee or commission similar payment in connection with such transaction.

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6.6	Validity of Securities. When issued and delivered in accordance with this Agreement, the Innodata Shares to be issued pursuant to this Agreement shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable and (b) free and clear of any Liens, except as specified in this Agreement.

6.7	Capitalization. Innodata has authorized share capital as set forth in the Form 10-Q of Innodata filed with the SEC on May 5, 2014, s modified by such conversions and exchanges as have occurred since the date thereof. As of June 30, 2014 Innodata has 75,000,000 shares of common stock authorized; 26,792,759 shares of common stock issued and 25,248,181 shares of common stock outstanding.

6.8	SEC Filings. Innodata has filed with the SEC, at or prior to the time due, all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC under Applicable Laws for the twelve (12) months period preceding the date hereof (together with all information incorporated therein by reference, the “Innodata SEC Reports”). As of their respective filing dates, the Innodata SEC Reports complied in all material respects with the requirements of Applicable Laws including, without limitation, the Securities Exchange Act of 1934, as amended (US) or the Securities Act of 1933, as amended (US), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Innodata SEC Reports. As of their the Innodata SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the last day of the quarter end reported upon by Innodata by the filing with the SEC of Innodata’s most recent Quarterly Report on Form 10-Q, with respect to Innodata, there has not been, to the actual knowledge of Innodata, any material adverse change that has had or could reasonably be expected to have a material adverse effect on Innodata or the Purchaser. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Innodata SEC Reports respective dates.

6.9	Financial Statements. Each of the financial statements of Innodata (including the related notes) included or incorporated by reference in the Innodata SEC Reports comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except, in the case of unaudited statements, as permitted in Form 10- Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Innodata and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as and to the extent reflected in the financial statements (the “Innodata Latest Financials”) of Innodata included or incorporated by reference in the Form 10-Q filed by Innodata for the quarter ended June 30, 2014, to the actual knowledge of Innodata, Innodata has no material liabilities except (i) liabilities incurred in the ordinary course of business and not required to be set forth in the Innodata Latest Financials or (ii) liabilities that have arisen after the date of the Innodata Latest Financials in the ordinary course of business, consistent with past practice.

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6.10	Litigation. Except as reported in the Innodata SEC Reports and to Innodata’s actual knowledge, there is no action, claim, dispute, suit, investigation or proceeding pending or threatened against either Innodata or any of Innodata’s properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which could reasonably be expected to have a material adverse effect on the ability of Innodata or the Purchaser to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder.

6.11	Common Stock Consideration. The Innodata Shares, if and to the extent that they are issued to the Sellers pursuant to this Agreement, as at the date hereof, do not constitute more than 9.99% of the issued and outstanding Innodata Shares at the time of Closing.

Article 7
POST-CLOSING COVENANTS

7.1	Closing Indebtedness. Promptly following the Closing, the Company shall pay, or arrange for the payment to, each lender identified in the Closing Indebtedness Certificate, on behalf of the Company, the amount of the Closing Indebtedness owed to such lender in accordance with the payment instructions contained therein or as otherwise set forth in the payout letters provided pursuant to Section 8.2(e).

7.2	Company Expenses. Promptly following the Closing, the Company shall pay, or arrange for the payment to, each Person identified in the Expenses Certificate, on behalf of the Company, the amount of the Company Expenses owed to such Person in accordance with the payment instructions contained therein or as otherwise set forth in the payout letters provided pursuant to Section 8.2(e).

7.3	Amalgamation. Promptly following the Closing, the Purchaser and the Company shall take all actions and enter into and execute, deliver and file any and all declarations, agreements, documents and other instruments as are necessary to amalgamate the Purchaser and the Company pursuant to articles of amalgamation filed under the Business Corporations Act (Ontario) to be filed on the Closing Date (the “Amalgamation”).

7.4	Disaster Recovery Measures. The Company shall, within 90 days following the Closing Date, implement disaster recovery measures consistent with industry practice which shall include the infrastructure set out in Schedule 7.4. For the avoidance of doubt, the implementation of a secondary data centre shall be sufficient to satisfy the requirement for disaster recovery measures.

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7.5	Filing of Tax Returns. The Company undertakes to prepare, at its expense, all Tax Returns required to be made by the Company for the fiscal period ending as a consequence of this Agreement. Such Tax Returns shall be prepared in accordance with the Company’s past practices. The Company shall not elect out of subsection 256(9) of the Tax Act (and other similar provisions under provincial law). Tax Returns shall be submitted to the Sellers’ Representative at least ninety (90) days prior to the final date upon which they are legally required to be filed, and all other returns shall be so submitted at least fifteen (15) days prior to the final date upon which they are legally required to be filed. The Sellers’ Representative shall have the right to review and approve such filings, which approval shall not be unreasonably withheld. The Sellers’ Representative must communicate to the Company his approval of the Tax Returns, or the amendments thereto within sixty (60) days following receipt in case of income Tax Returns and five (5) days in the case of all other Tax Returns. Upon such approval, the Company shall file the Tax Returns within the time period prescribed by the Tax Act and any other applicable legislation.

7.6	Distribution of Refunds. If, following the Closing Date, the Company receives any amount from any Government Authority in respect of a Tax Receivable that is in excess of the amount of such Tax Receivable included as a current asset in the calculation of Estimated Closing Net Working Capital in respect of any taxation or deemed taxation period or year ending on or prior to the Closing Date, then the Purchaser shall, within 10 Business Days after the receipt of such amount, authorize and cause the Company to pay to the Sellers’ Representative or his nominee, for distribution to the Sellers, in full satisfaction of the Purchaser’s payment obligations under this Section 7.6, such excess amount by wire transfer of immediately available funds to an account designated by the Sellers’ Representative. Any payment made to the Sellers pursuant to this Section shall be treated as an adjustment to the Purchase Price for Tax purposes. The Purchaser shall make good faith, commercially reasonable efforts to collect all Tax refunds payable to the Company in respect of any taxation or deemed taxation period or year ending on or prior to the Closing Date.

7.7	Operation of the MediaMiser Business. Following the Closing, Innodata and the Purchaser covenant and agree that:

(a)	the MediaMiser Business shall be conducted in accordance with the business plan and any quarterly updates approved by the board of directors of the Company during the Earnout Period;

(b)	an amount equal to the Adjustment Amount calculated pursuant to Section 2.4 shall remain in the Company following the Closing to be used for general corporate purposes of the Company; and

(c)	an inter-company line of credit bearing interest at a rate of 5% per annum shall be made available to the Company forthwith following the Closing in a maximum principal amount of $500,000 which shall be repayable at any time, in whole or in part, without penalty.

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7.8	Sale of the MediaMiser Business.

(a)	In the event of any proposed sale or other disposition of all of the issued and outstanding shares held, from time to time, by Innodata or its Affiliates in the capital of the Company or the company resulting from the Amalgamation (the “Subject Shares”) or sale or other disposition of all or substantially all of the assets used by the Company in conducting the MediaMiser Business (the “MediaMiser Assets”), other than a sale to Innodata or an Affiliate of Innodata (a “Third Party Sale”), subsequent to the Closing and prior to the Earnout Measurement Date pursuant to a bona fide written offer (the “Offer”) in respect of such Third Party Sale which Innodata or its Affiliate, as applicable, is ready and willing to accept and approve, Innodata or its Affiliate shall give notice in writing to the Sellers’ Representative of the receipt of the Offer together with a copy thereof, and the Sellers (or any of them) (the “Proposed Purchaser(s)”) shall have the right, exercisable by written notice given by the Sellers’ Representative to Innodata within thirty (30) days after the delivery of the Offer by Innodata (the “Exercise Period”), to purchase, for the price and on the terms set out in the Offer, all but not less than all of the Subject Shares or all but not less than all of the MediaMiser Assets contemplated to be sold pursuant to the Offer, provided that such written notice of the Seller’s Representative shall be accompanied by evidence satisfactory to Innodata, acting reasonably, that the Proposed Purchaser(s) shall have sufficient funds to complete such purchase within sixty (60) days from the date of the initial delivery of the Offer by Innodata (the “Outside Date”). Each of the Sellers agree on a good faith basis to advise the Sellers’ Representative as soon as possible during the Exercise Period if such Seller does not intend to exercise its purchase right as provided in this Section 7.8(a), and the Sellers’ Representative agrees to provide prompt written notice to Innodata upon becoming aware that no Seller intends to exercise such rights, following which the Third Party Sale may proceed on the terms set forth in the Offer regardless of whether the Exercise Period has lapsed. The right of any Seller to purchase the Subject Shares or the MediaMiser Assets pursuant to this Section 7.8(a) shall be in proportion to such Seller’s holdings of all Purchased Shares immediately prior to the Closing as compared to the holdings, immediately prior to the Closing, of all Sellers who intend to purchase Subject Shares or the MediaMiser Assets pursuant to this Section 7.8(a), or such other allocation as the Sellers’ may determine, provided that Innodata shall be entitled to rely conclusively upon the instructions and direction given to it by the Sellers’ Representative with respect to the identity of the Proposed Purchaser(s) and their respective proportion. If the Sellers, or any of them, exercise such rights, the purchase and sale of the Subject Shares or the MediaMiser Assets (as applicable) shall be completed prior to the Outside Date, provided that if the Proposed Purchaser(s) are unable to complete such purchase and sale prior to the Outside Date, then the Third Party Sale may proceed on the terms set forth in the Offer. If the Sellers do not exercise their rights pursuant to this Section 7.8(a) then the Third Party Sale may proceed on the terms set forth in the Offer and, in the event that no such Third Party Sale is completed within a period of one hundred twenty (120) days from the date of the initial delivery of the Offer by Innodata, the provisions of this Section 7.8(a) shall again apply to any subsequently proposed Third Party Sale and so on from time to time.

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(b)	Upon a Third Party Sale prior to the Earnout Measurement Date, upon the closing of the Third Party Sale the proceeds of such Third Party Sale shall be paid as follows:

(i)	FIRST an amount equal to the sum of the Base Purchase Price plus the transaction expenses (including the fees of any professional advisors) incurred by the vendor of the Subject Shares or the MediaMiser Assets (the “Vendor”) on the Third Party Sale plus the amount of any capital invested by Innodata or any of its Affiliates in the Company following the Closing LESS any amounts paid by the Company to Innodata or the Purchaser prior to the closing of such Third Party Sale (other than interest on intercompany loans extended by Innodata or any of its Affiliates) (the “Initial Innodata Amount”) shall be retained by the Vendor;

(ii)	SECOND fifty percent (50%) of the proceeds of the Third Party Sale that exceed the Initial Innodata Amount up to a maximum amount equal to the Maximum Earnout Amount shall be paid to the Earnout Recipients in cash; and

(iii)	THIRD after giving effect to the foregoing, the balance of the proceeds of the Third Party Sale shall be retained by the Vendor.

(c)	Innodata covenants and agrees that, in the event that the proceeds of any Third Party Sale completed prior to the Earnout Measurement Date would be insufficient to provide the Earnout Recipients with the Maximum Earnout Amount pursuant to Section 7.8, Innodata shall use commercially reasonable efforts to protect and preserve the Earnout Recipients’ rights in respect of the Earnout Amount including, without limitation, using its commercially reasonable efforts to insert covenants in the definitive agreements in respect of the Third Party Sale pursuant to which the purchaser in such transaction would respect the provisions of this Agreement relating to the Earnout Amount, mutatis mutandis.

7.9	Shareholders’ Agreement. Immediately upon completion of the Amalgamation, the Trustees, Innodata Book Distribution Services Limited and the corporation formed as a result of the Amalgamation shall enter into a shareholders’ agreement in the form attached hereto as Exhibit A.

7.10	Directors and Officers Insurance. The Purchaser hereby covenants and agrees with the Sellers and the Company that, during the period commencing on the Closing Date and ending on the date that is three years from the Closing, it shall not take any actions to cancel, terminate, let lapse or amend the terms of (in a manner that is less favourable to the directors and officers of the Company) any directors and officers insurance policy currently in place with respect to the directors and officers of the Company without the prior written consent of the Sellers’ Representative.

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7.11	Survival of Covenants. All of the covenants and agreements contained in this Article 7, and all claims related thereto, shall survive the consummation of the transactions contemplated hereunder and shall continue in full force and effect notwithstanding the Closing.

Article 8
CONDITIONS TO CLOSING

8.1	Conditions to the Obligations of the Purchaser and Sellers. The obligations of the Purchaser and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)	No court, arbitrator or Governmental Authority shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by the Purchaser of the MediaMiser Business after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(b)	each of the Key Individuals shall have entered into an employment agreement with the Company in the form and substance attached hereto as Exhibit F.

8.2	Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction on or before Closing of the following further conditions:

(a)	the Sellers shall have performed all of their obligations under this Agreement and any Ancillary Agreement to which they are a party required to be performed on or prior to the Closing Date;

(b)	the representations and warranties of the Company and the Sellers contained in this Agreement and each Ancillary Agreement to which they are a party shall be true and correct in all respects at and as of the Closing Date;

(c)	the Purchaser shall be furnished with such certificates, affidavits or statutory declarations of the Sellers as the Purchaser may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Sellers in all respects at or prior to the Closing and that the representations and warranties of the Sellers herein given are true and correct in all respects at the Closing Date;

(d)	the Purchaser shall have received a certificate of the Chief Financial Officer of the Company (the “Closing Indebtedness Certificate”), certifying: (i) as to the total amount of the Closing Indebtedness; (ii) that there is no Closing Indebtedness other than the Closing Indebtedness reflected therein; and (iii) as to each lender to whom Closing Indebtedness is owed at the Closing and the amount thereof, along with wire transfer or other instructions for payment of the Closing Indebtedness;

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(e)	the Purchaser shall have received a certificate of the Chief Financial Officer of the Company (the “Expenses Certificate”), certifying: (i) as to the total amount of the Company Expenses; (ii) that there are no additional Company Expenses other than the Company Expenses reflected therein; and (iii) as to each Person to whom Company Expenses are owed at the Closing and the amount thereof, along with wire transfer or other instructions for payment of the Company Expenses;

(f)	the Purchaser shall have received payout letters from each lender with respect to all Closing Indebtedness, which payout letters provide for the full and final release of any and all Liens relating to such Closing Indebtedness following receipt of the amount set forth in such payoff letters;

(g)	the Purchaser shall have received evidence reasonably satisfactory to it that all Related Party Debt has been repaid, forgiven or otherwise extinguished including, without limitation, the release of any Liens;

(h)	the Purchaser shall have received an opinion of Sellers’ Counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit B (including any officer, board or shareholder consents, resolutions or certificates required);

(i)	the Purchaser shall have received copies of the certificate of status and the officer’s certificate of the Company with respect to the matters set forth on Exhibit C in a form acceptable to the Purchaser;

(j)	each of the Preferred Share Holders other than Glen Sloan, Carya Cunningham and Michael Geist shall have entered into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit D;

(k)	the Purchaser shall have received evidence to its satisfaction that the Existing Shareholders’ Agreement has been terminated and is of no further force or effect;

(l)	the Purchaser shall have received evidence to its satisfaction that all stock options of the Company outstanding immediately prior to the Closing have been cancelled without payment of any consideration;

(m)	the Company shall have received all consents, waivers, authorizations or approvals from the Persons referred to in Sections 3.5 and 3.6, in each case in form and substance satisfactory to the Purchaser, and no such consent, authorization or approval shall have been revoked;

(n)	the Purchaser shall have received resignations from each of the directors and officers of the Company effective as of the Closing Date (other than from Brett Serjeantson and Martin Lyster who shall remain as directors and officers of the Company following the Closing);

(o)	the Purchaser shall have received resolutions of the Company amending the banking signing authority and banking signature cards of the Company in a form acceptable to the Purchaser;

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(p)	the Purchaser shall have received the originals of all of the share certificates representing the Purchased Shares, together with duly executed instruments of transfer, for transfer to the Purchaser;

(q)	each of the Sellers and each director and officer of the Company shall have executed a release (which shall include any rights the Sellers may have against the Company in respect of prior financings, investments or other transactions and employee, officer and director related matters) in the form attached hereto as Exhibit E;

(r)	the Purchaser shall have received (such delivery to be tendered at the place requested by the Purchaser, including but not limited to the Company’s premises):

(i)	one copy of the Company’s Software and Technology including the Core Technology (in source code format where appropriate) and all backup copies previously held by the Company on media acceptable to the Purchaser;

(ii)	true and complete copies of all data, records, manuals, electronic files, notes, notebooks, writings, e-mails, media, documents, agreements, correspondence, applications, registrations or other materials relating to the Company IP and Company’s Technology and Software (including, without limitation, all registrations, all materials provided for in the definition of the Core Technology, all materials relating directly or indirectly to any patent applications and all employment or consulting agreements);

(iii)	true and complete copies of all data, Records, documents, correspondence, minute books or other materials relating to the MediaMiser Business; and

(iv)	one CD-ROM copy of all of the material set forth on the Company’s virtual data room as of the date of this Agreement.

8.3	In case any term or covenant of the Sellers or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Closing Date shall not have been performed or complied with at or prior to the Closing Date, the Purchaser may, without limiting any other right that the Purchaser may have, waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon.

8.4	Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)	the Purchaser shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

(b)	the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects at and as of the Closing Date; and

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(c)	the Sellers shall be furnished with such certificates, affidavits or statutory declarations of the Purchaser as the Sellers may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Purchaser in all respects at or prior to the Closing and that the representations and warranties of the Purchaser herein given are true and correct in all respects at the Closing Date.

8.5	In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Sellers at or prior to the Closing Date shall not have been performed or complied with at or prior to the Closing Date, the Sellers may, without limiting any other right that the Sellers may have, waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon.

Article 9
SURVIVAL AND INDEMNIFICATION

9.1	Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement or claims related thereto, shall survive the consummation of the transactions contemplated hereunder and shall continue as follows notwithstanding the Closing and any investigation made by any Party:

(a)	the representations in Article 4 shall survive indefinitely following the Closing;

(b)	all representations and warranties in Article 3, Article 5 and Article 6 shall survive for twenty-four (24) months from the Closing Date except as provided for below:

(i)	representations, warranties and covenants in Sections 3.88 - 3.106 (Taxes) shall survive until 60 days after expiration of all applicable statutes of limitations relating to such Taxes;

(ii)	the representations and warranties in Sections 3.1 – 3.4, 3.8, 3.10, 3.11, 3.12, 3.13 and 3.39 shall survive indefinitely following the Closing Date;

(iii)	the representations and warranties in Sections 3.127, 3.128, 6.4 and 6.6 shall survive indefinitely following the Closing, subject only to applicable limitations periods imposed by Applicable Law; and

(iv)	all claims for fraud, wilful misconduct or intentional misrepresentation shall not expire;

(c)	a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 9.1, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any Ancillary Agreement involving fraud, wilful misconduct or intentional misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law; and

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(d)	no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any Ancillary Agreement may be made after the applicable expiration time set out in this Section 9.1 (for greater certainty, as modified by Section 9.1(c)), notwithstanding that such breach was not objectively discoverable.

All covenants to be performed after the Closing Date shall continue for the period stated therein, or, if no such period is stated, for the applicable limitation period.

9.2	Indemnification by the Preferred Share Holders. From and after the Closing Date, each Preferred Share Holder shall, on a several but not joint basis (based on each such Preferred Share Holder’s Pro Rata Portion of the Losses and subject to the limitations set forth in this Article 9) protect, defend, indemnify and hold harmless the Company, the Purchaser and its Affiliates, officers, directors, employees, representatives and agents, (each party seeking indemnification, an “Indemnified Party” and each party against whom indemnification is sought, an “Indemnifying Party”) from and against any and all claims, losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys’ fees) and expenses (collectively, the “Losses”), that any of the Indemnified Parties incurs by reason of or in connection with or relating to:

(a)	any inaccuracy or breach of a representation or warranty on the part of the Company or the Sellers contained in this Agreement or in any Ancillary Agreement;

(b)	any nonfulfillment or breach of any covenant or agreement on the part of the Company or the Sellers contained in this Agreement or in any Ancillary Agreement;

(c)	debts and Liabilities of the Company, including liabilities for any Taxes, existing at the Closing and not disclosed on or included in the Annual Financial Statements, except liabilities accruing or incurred subsequent to the Annual Financial Statements Date in the ordinary course of business and disclosed in this Agreement and except for Closing Indebtedness reflected on the Closing Indebtedness Certificate and except for Company Expenses reflected on the Expenses Certificate;

(d)	contingent Liabilities which the Company becomes obligated to pay and which exist at the Closing, whether or not disclosed or reflected in the Annual Financial Statements, and whether or not the Sellers or the Company or any of them have notice thereof or of the facts or circumstances which give rise thereto;

(e)	any assessment for Taxes for any period up to the Closing Date for which no adequate reserve has been provided and disclosed in the Annual Financial Statements; and

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(f)	any Closing Indebtedness to the extent not reflected on the Closing Indebtedness Certificate and any Company Expenses to the extent not reflected on the Expenses Certificate.

9.3	Indemnification by the Earnout Recipients. From and after the Closing Date and for the survival period applicable to such representation or warranty survives pursuant to Section 9.1, the Earnout Recipients shall jointly and severally protect, defend, indemnify and hold harmless the Company, the Purchaser and its Affiliates, officers, directors, employees, representatives and agents, from and against any and all Losses that any of the Indemnified Parties incurs by reason of or in connection with or relating to any inaccuracy or breach of a representation or warranty on the part of the Sellers or the Trustees, as applicable, contained in Sections 3.10 – 3.13, 3.42 – 3.86, 3.88 – 3.106, 4.4 and 4.5.

9.4	Indemnification by the Purchaser. The Purchaser shall protect, defend, indemnify and hold harmless the Sellers from and against any and all Losses that any of the Sellers incurs by reason of or in connection with or relating to:

(a)	any inaccuracy or breach of a representation or warranty on the part of the Purchaser contained in this Agreement or in any Ancillary Agreement; and

(b)	any nonfulfillment or breach of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any Ancillary Agreement.

9.5	Notice of Claim.

(a)	A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (i.e. an Indemnified Party) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (i.e. an Indemnifying Party) of any claim for indemnification pursuant to Sections 9.2, 9.3 or 9.4 (a “Claim”, which term shall include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available): (a) the factual basis for the Claim; and (b) the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

(b)	Unless the notification occurs after the expiration of the specified periods set out in Section 9.1, the omission to notify the Indemnifying Party in accordance with this Section 9.5 will not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Party.

9.6	Procedure for Indemnification – Direct Claims.

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(a)	With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(b)	If the Indemnified Party and the Indemnifying Party do not agree within the 30 day period (or any mutually agreed upon extension thereof) referred to in Section 9.6(a), the Indemnified Party shall be entitled to bring any action (or take any other proceedings it deems necessary or advisable) against the Indemnifying Party to recover the full amount of the Claim.

9.7	Procedure for Indemnification – Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party assumes the defence of a Third Party Claim, it shall be deemed to have acknowledged its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim in accordance with the terms of this Article 9.

9.8	General Indemnification Rules. The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(a)	Any Indemnification Claim arising as a result of a misrepresentation or incorrectness in or breach of any representation or warranty shall be made not later than the date on which, pursuant to Section 9.1, such representation and warranty terminated.

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(b)	If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(c)	Except in the circumstance contemplated by Section 9.8(d), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim, except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(d)	Each Seller’s Liability in respect of any Claim shall be several and not joint and, subject to Section 9.9(d), the aggregate Liability of each Seller to the Indemnified Parties shall not exceed an amount equal to the portion of the Purchase Price paid or payable by the Purchaser to such Seller plus any portion of the Earnout Amount which is paid or becomes payable by the Purchaser to such Seller.

(e)	The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim.

(f)	The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(g)	The Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party or the Company.

9.9	Limitations on Indemnification.

(a)	The obligation of the Sellers to indemnify the Purchaser shall only apply to the extent that the aggregate amount of all Losses in respect of which the Sellers, collectively, have given an indemnity pursuant to this Agreement exceed, in the aggregate, $150,000 (the “Indemnity Threshold”); provided, however, if the aggregate amount of all such Losses exceeds the Indemnity Threshold, the Purchaser shall thereafter be entitled to claim only the amount of Losses that exceeds $75,000. Notwithstanding the foregoing, indemnification in favour of the Purchaser with respect to the representations and warranties in Article 4 and Sections 3.1 – 3.4, 3.8, 3.10, 3.11, 3.12, 3.13, 3.39, 3.88 - 3.106 (Taxes), 3.127 and 3.128 and indemnification based upon or arising out of fraud, wilful misconduct or intentional misrepresentation, shall not be subject to the Indemnity Threshold (and the Purchaser shall be entitled to claim the full amount of all such Losses).

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(b)	The obligation of the Purchaser to indemnify the Sellers shall only apply to the extent that the aggregate amount of all Losses in respect of which the Purchaser has given an indemnity pursuant to this Agreement exceed, in the aggregate, the Indemnity Threshold; provided, however, if the aggregate amount of all such Losses exceeds the Indemnity Threshold, the Sellers shall thereafter be entitled to claim only the amount of Losses that exceeds $75,000. Notwithstanding the foregoing, indemnification in favour of the Sellers with respect to the representations and warranties described in Section 9.1(a)(b), and indemnification based upon or arising out of fraud, wilful misconduct or intentional misrepresentation, shall not be subject to the Indemnity Threshold (and the Sellers shall be entitled to claim the full amount of all such Losses).

(c)	Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.9(d), the Sellers’ Liability pursuant to this Article 9:

(i)	shall not exceed, in the aggregate, the Base Indemnity Cap except in the case of fraud, wilful misconduct or intentional misrepresentation or a breach of any of the representations and warranties in Article 4 and Sections 3.1 – 3.4, 3.8, 3.10 – 3.18, 3.39 and 3.42 – 3.106 (it being understood that Losses resulting from fraud, wilful misconduct or intentional misrepresentation or breach of any of the representations and warranties in Article 4 and Sections 3.1 – 3.4, 3.8, 3.10 – 3.18, 3.39 and 3.42 – 3.106 shall not be subject to the Base Indemnity Cap); and

(ii)	shall not exceed, in the aggregate, the Special Indemnity Cap in the case of a breach of the representations and warranties in Sections 3.14 – 3.18 (Financial Statements), 3.42 – 3.86 (Intellectual Property) and 3.87 (Privacy) (it being understood that Losses resulting from fraud, wilful misconduct or intentional misrepresentation or breach of any of the representations and warranties in Article 4 and Sections 3.1 – 3.4, 3.8, 3.10 – 3.13, 3.39 and 3.88 - 3.106 (Taxes) shall not be subject to the Special Indemnity Cap);

(iii)	shall not exceed, in the aggregate, the Purchase Price paid or payable by the Purchaser to the Sellers plus the amount of the Earnout Amount which is paid or becomes payable by the Purchaser to the Sellers in the case breach of any of the representations and warranties in Article 4 and Sections 3.1 – 3.4, 3.8, 3.10 – 3.13, 3.39 and 3.88 - 3.106 (Taxes); and

(iv)	shall be borne by each Seller in an amount equal to such Seller’s Proportionate Amount up to a maximum amount, in respect of each Seller, equal to the portion of the Purchase Price paid or payable by the Purchaser to such Seller plus any portion of the Earnout Amount which is paid or becomes payable by the Purchaser to such Seller.

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(d)	Notwithstanding anything to the contrary in this Agreement, the Sellers’ Liability pursuant to this Article 9 shall not be subject to any maximum amount in respect of Losses resulting from fraud, wilful misconduct or intentional misrepresentation. For the avoidance of doubt, notwithstanding anything to the contrary herein, no Seller shall have any Liability for any breach by another Seller of any of the representations and warranties made by each Seller in respect of that Seller pursuant to Article 4 hereof or for any Losses resulting from the fraud, wilful misconduct or intentional misrepresentation or breach of any covenant of another Seller.

(e)	For the purposes hereof, “Proportionate Amount” means, with respect to a Seller, in the event of any other Losses or for any other purpose under this Agreement, the percentage set forth opposite the name of such Seller in Schedule 9.9.

9.10	Satisfaction of Indemnity Obligations by Preferred Share Holders and the Earnout Recipients. To the extent that the Purchaser is entitled to indemnity from the Preferred Share Holders and the Earnout Recipients pursuant to this Agreement, then, in addition to any rights of set-off or other rights that the Purchaser may have at common law or otherwise, the Purchaser shall have the right to set-off any Losses to which the Purchaser may be entitled to under this Agreement as follows: (i) firstly, against the amount of the First Anniversary Payment; (ii) secondly against the amount of the Second Anniversary Payment; and (iii) thirdly, if any portion of the indemnity entitlement relates to a Claim under Section 9.3, against the Earnout Amount (firstly against the cash portion of the Earnout Amount and secondly against any Innodata Shares comprising the Earnout Amount), in each case on a dollar-for-dollar basis, provided that in the event the Purchaser is required to satisfy such Losses with an out-of-pocket cash payment to any Third Party, the Purchaser may, in its sole discretion, require that the Preferred Share Holders satisfy any indemnification obligations hereunder relating to such Losses in cash.

9.11	One Remedy. No Indemnified Party shall be entitled to double recovery for any Losses even though they may have resulted from the inaccuracy, breach or nonfulfillment of more than one of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement.

9.12	Mitigation. Nothing in this Agreement shall in any way restrict or limit the general obligation pursuant to any Applicable Law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the inaccuracy, breach or nonfulfillment of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement or any other instrument delivered pursuant to this Agreement.

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9.13	No Punitive or Consequential Damages. In no event shall any Party be liable for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages, or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric, except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnified Party to an unaffiliated third party in connection with an action against the Indemnified Party.

9.14	Insurance. In calculating the amount of any Losses, the proceeds actually received by an Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or the Direct Claim, shall be deducted from such Losses. The Indemnified Parties and their Affiliates shall use commercially reasonable efforts to assert any rights or make any claim or demand under any insurance policy relating to any Third-Party Claim or Direct Claim that results in or would reasonably be expected to result in a payment by or on behalf of an Indemnifying Party under this Article 9. The Indemnifying Party shall be entitled to be subrogated to any rights of an Indemnified Party. Upon request, the Indemnified Parties shall provide the Indemnifying Party with copies of all of the Indemnified Parties’ and their Affiliates’ insurance policies.

9.15	Taxes. In calculating the amount of any Losses, any tax benefits which are realized by an Indemnified Party relating to such Losses (other than such tax benefits to the Company as are entitled to be received by, and are remitted to the Sellers hereunder) shall be deducted from such Losses.

9.16	Purchase Price Adjustment. In calculating the amount of any Losses for which any Indemnified Party is entitled to indemnification hereunder, the amount of any reserve or other negative provision reflected in the calculation of Estimated Net Working Capital related to such Losses shall be deducted and, in the event that such amount or negative provision is greater than the amount of the Losses, any other Losses incurred by an Indemnified Party under any provision of this Agreement shall be reduced by such excess.

9.17	Characterization of Indemnification Payments. To the extent permitted pursuant to Applicable Laws, all payments made by or on behalf of an Indemnifying Party to an Indemnified Party in respect of any claim to this Article 9 shall be treated as adjustments to the Purchase Price for Tax purposes.

9.18	Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article 9, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount actually received from the third party in respect thereof, less (ii) the full amount of Losses.

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9.19	Exclusive Remedy. The rights of indemnity set forth in this Article 9 are the sole and exclusive remedy for Losses with respect to the subject matters of this Agreement. Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against another Party, whether at law, under any statute or in equity (including but not limited to claims for contribution or other rights of recovery arising under any claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 9 and other than those arising with respect to any fraud, wilful misconduct or intentional misrepresentation. This Article 9 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.

Article 10
SELLERS’ REPRESENTATIVE

10.1	Sellers’ Representative.

(a)	The Sellers’ Representative is hereby appointed to act as the sole representative of the Sellers (to the exclusion of the Sellers) to carry out the duties set forth in Section 2.4, Section 7.5, Section 7.8 and Article 9 of this Agreement and as the sole representative of the Earnout Recipients (to the exclusion of the Earnout Recipients) to carry out the duties set forth in Section 2.3 and Article 9 of this Agreement; to give and receive notices and communications for and on behalf of the Sellers and/or the Earnout Recipients; to investigate, prosecute and defend litigation and claims for indemnification under this Agreement; to settle disputes; to agree to, negotiate, enter into settlements and compromises of, and demand and pursue arbitration and comply with orders of courts and awards of arbitrators with respect to claims; and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing to effectuate and carry out the terms and purposes of the transactions contemplated by this Agreement. The Sellers’ Representative hereby accepts such appointment as the Sellers’ Representative in accordance with the terms of this Agreement.

(b)	Notwithstanding any other provision herein to the contrary, the Purchaser shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative given or made pursuant to the authorization under Section 10.1(a) and neither the Sellers nor the Earnout Recipients, as applicable, shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Sellers’ Representative given or made pursuant to the authorization under Section 10.1(a).

(c)	All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon the Sellers and the Earnout Recipients, as applicable, and, in the absence of fraud or intentional misconduct, none of the Sellers or the Earnout Recipients, as applicable, shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement or any Ancillary Agreement.

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(d)	In acting as the representative of the Sellers and/or the Earnout Recipients, as applicable, the Sellers’ Representative may rely upon, and shall not be liable to the Sellers or the Earnout Recipients, as applicable, for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Sellers’ Representative shall incur no liability to the Sellers or the Earnout Recipients, as applicable, or other Person with respect to any action taken or suffered by the Sellers’ Representative in his capacity as Sellers’ Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own fraud or willful misconduct. The Sellers’ Representative shall be indemnified and held harmless by each Preferred Share Holder, in their Pro Rata Portion, from all losses, costs, and expenses which the Sellers’ Representative may incur as a result of involvement in any proceedings arising from the performance of his duties hereunder. The Sellers’ Representative may perform his duties as Sellers’ Representative either directly or by or through his agents or attorneys, and the Sellers’ Representative shall not be responsible to the Sellers or the Earnout Recipients, as applicable, for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.

(e)	The Sellers’ Representative may resign by providing thirty (30) days’ prior written notice to Sellers, the Earnout Recipients and the Purchaser. A majority-in-interest of the Preferred Share Holders (based on their respective Pro Rata Portion) shall appoint a replacement Sellers’ Representative to serve in accordance with the terms of this Agreement, such appointment to be effective upon the resignation of the Sellers’ Representative.

Article 11
GENERAL

11.1	Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar means of recorded electronic communications) and shall be given,

(i)	if to the Purchaser or, following Closing, the Company, to:

c/o Innodata Inc.

3 University Plaza

Hackensack, New Jersey

07601

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Attention: Office of the General Counsel

Fax No. (201) 488-9099

with a copy to (which shall not constitute notice):

Wildeboer Dellelce LLP

365 Bay Street, Suite 800

Toronto, Ontario M5H 2V1

Attention	Robert Fonn
Fax No.	416-361-1790

(ii)	if to the Preferred Share Holders and the Sellers’ Representative to:

11 Holland Avenue

Suite 715

Ottawa, Ontario

K1Y 4S1

Attention: Martin Lyster

Fax: (613) 232-7797

with a copy to (which shall not constitute notice) :

LaBarge Weinstein LLP
515 Legget Drive, Suite 800
Ottawa, Ontario

K2K 3G4

Attention: Michael Dunleavy

Fax: 613-599-0018

(iii)	if to the Trustees to:

11 Holland Avenue

Suite 715

Ottawa, Ontario

K1Y 4S1

Attention: Brett Serjeanston, Chris Morrison and Martin Lyster

Fax: (613) 232-7797

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with a copy to (which shall not constitute notice):

LaBarge Weinstein LLP
515 Legget Drive, Suite 800
Ottawa, Ontario

K2K 3G4

Attention: Michael Dunleavy

Fax: 613-599-0018

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.1.

11.2	Amendments; No Waivers.

(a)	Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Purchaser and the Sellers.

(b)	No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

11.3	Public Announcement and Disclosure. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereunder and no Party shall issue any such press release or make any such public announcement without the prior written consent of the others (which consent shall not be unreasonably withheld or delayed); provided that the foregoing shall not in any manner restrict the Purchaser from issuing any press release or making any other public disclosure required pursuant to applicable securities laws or stock exchange requirements. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the transactions contemplated hereunder except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the transactions contemplated hereunder and counsel to such institution, or as may be required by any Applicable Law or stock exchange having jurisdiction. The Sellers acknowledge that a copy of this Agreement may be required to be publicly filed by the Purchaser in accordance with applicable securities laws and stock exchange requirements and the Sellers hereby consent to such filing.

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11.4	Confidentiality. From and after the Closing, the Sellers shall not disclose to anyone or use for any purpose any confidential information concerning the Company or the MediaMiser Business (including, without limitation, the Company IP or the Material Contracts) and shall hold all such information in the strictest confidence.

11.5	Expenses. Each Party shall be responsible for and bear all of its own Transaction Expenses. For greater certainty, the Sellers shall be responsible for and bear all of the costs and expenses, including legal fees, of the Company relating to the period up to and including the Closing Date.

11.6	Benefit of the Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, successors and assigns.

11.7	Assignment. The Sellers may not assign this Agreement without the written consent of the Purchaser, and any such purported assignment is void.

11.8	Further Assurances. From time to time after the Closing, each Party shall, at the request of any other Party and without further consideration, execute and deliver to the requesting Party such other documents, and take such other action, as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby, including ensuring the Company’s and the Purchaser’s ongoing compliance with the requirements of Applicable Law regarding export controls and economic sanctions, and to vest in the Purchaser good, valid and marketable title to the Purchased Shares, the Company IP and the Core Technology. The Sellers and the Company shall, at the request of the Purchaser, assist the Purchaser in filing the Company’s Tax Returns.

11.9	No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company, and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement or any plan or arrangement that may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Benefit Arrangement.

11.10	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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11.11	Time of Essence. Time shall be of the essence of every provision of this Agreement.

11.12	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. This Agreement may be executed and delivered by facsimile transmission and such facsimile copy will be deemed to be an original.

11.13	Entire Agreement. This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.14	Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

11.15	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.16	Jurisdiction. Subject to Section 11.17, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of Ontario, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein. Process in any such action or proceeding may be served on any Party anywhere in the world, whether within or without the Province of Ontario.

11.17	Arbitration. Any dispute between the Parties concerning whether there has been any matter giving rise to a Claim shall be resolved through arbitration in accordance with the Arbitration Rules of the Arbitration and Mediation Institute of Ontario Inc. (the “Institute”) pursuant to the Arbitration Act (Ontario) and based upon the following:

(a)	the arbitration tribunal shall consist of one (1) arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree on an arbitrator within seven (7) Business Days of the date on which a dispute is determined to be resolved through arbitration, then the Institute shall appoint the arbitrator from the list of qualified arbitrators maintained by the Institute. If the Institute fails to appoint an arbitrator within fourteen (14) Business Days of being asked to do so, any party may apply to have the arbitrator appointed by a judge of the Ontario Superior Court of Justice;

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(b)	the arbitration shall take place in Toronto, Ontario;

(c)	the arbitration award shall be given in writing and shall be final and binding on the parties and shall deal with the question of costs of arbitration and all matters related thereto; and

(d)	judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

11.18	Independent Legal Advice. Each Seller acknowledges, confirms, and agrees that such Seller had the opportunity to seek and was not prevented nor discouraged by any Party from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that such Seller did not avail himself or herself with that opportunity prior to signing this Agreement, such Seller did so voluntarily without any undue pressure and agrees that such Party’s failure to obtain independent legal advice should not be used by him or her as a defence to the enforcement of such Party’s obligations under this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

PURCHASER:

2426818 ONTARIO INC.

Per:	/s/ Jack Abuhoff
Authorized Signatory

COMPANY:

MEDIAMISER LTD.

Per:	/s/ Brett Serjeantson
Authorized Signatory

INNODATA:

INNODATA INC.

Per:	/s/ Jack Abuhoff
Authorized Signatory

SELLERS:

/s/ Chris Morrison	/s/ Brett Serjeantson
Witness	Brett Serjeantson

/s/ Brett Serjeantson	/s/ Kelly Serjeantson
Witness	Kelly Serjeantson

/s/ Brett Serjeantson	/s/ Chris Morrison
Witness	Chris Morrison

/s/ Anne Bondar	/s/ Leanne Morrison
Witness	Leanne Morrison

/s/ Brett Serjeantson	/s/ Glen Sloan
Witness	Glen Sloan

/s/ Brett Serjeantson	/s/ Carya Cunningham
Witness	Carya Cunningham

/s/ Brett Serjeantson	/s/ Martin Lyster
Witness	Martin Lyster

/s/ Allison Geffen	/s/ Michael Geist
Witness	Michael Geist

/s/ Mark Zurawski	/s/ David Nadeau
Witness	David Nadeau

TRUST:

MEDIAMISER LTD. EMPLOYEE TRUST, by its Trustees:

/s/ Brett Serjeantson
Brett Serjeantson

/s/ Chris Morrison
Chris Morrison

/s/ Martin Lyster
Martin Lyster

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SELLERS’ REPRESENTATIVE:

/s/ Laura Venasse	/s/ Martin Lyster
Witness	Martin Lyster

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